                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                HEALTHDYNE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       INVACARE CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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
                      1997 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                         HEALTHDYNE TECHNOLOGIES, INC.
                             ---------------------

                                PROXY STATEMENT
                                       OF
                              INVACARE CORPORATION
                            ------------------------

           PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD

    This Proxy Statement and the accompanying GOLD Annual Meeting proxy card are being furnished in connection with the solicitation of proxies by Invacare Corporation ("Invacare") and its wholly owned subsidiary I.H.H. Corp. ("I.H.H."), to be used at the 1997 Annual Meeting of Shareholders of Healthdyne Technologies, Inc. ("Healthdyne") to be held at 10:30 a.m. local time, on Wednesday, July 30, 1997 at 1350 Parkway Place, Suite 320, Marietta, Georgia 30067 and at any adjournments or postponements thereof (the "Annual Meeting").

    At the Annual Meeting seven directors of Healthdyne will be elected for a one-year term expiring at the 1998 Annual Meeting of Shareholders. Invacare is soliciting your proxy in support of the election of Invacare's nominees for directors of Healthdyne named below (Invacare's "Nominees") and the following proposals which would be made by Invacare at the Annual Meeting: (i) to amend Healthdyne's by-laws to set the maximum number of directors at seven (as more fully described herein, the "Number of Directors Proposal"); (ii) to amend Healthdyne's by-laws to limit the authority of the Board of Directors of Healthdyne to take any action, or omit to take any action, the effect of which is to impose or permit to exist certain restrictions on the ability of any future Board to exercise its power and authority, including making it a violation of Healthdyne's By-Laws if the incumbent Board of Directors (including any requisite group of "continuing directors") fails to immediately take all necessary action (prior to the consideration of the election of directors at the Annual Meeting) to remove the "dead-hand pill" restrictions from Healthdyne's shareholder rights plan (as more fully described herein, the "Dead-Hand Elimination Proposal"); (iii) to repeal each and every provision of Healthdyne's by-laws or amendments thereto which has not been publicly disclosed prior to March 20, 1997 and was not approved by the shareholders (as more fully described herein, the "By-Laws Repeal Proposal"); and (iv) to amend Healthdyne's by-laws to give the holders of 10% or more of the outstanding shares of Healthdyne Common Stock, par value $0.01 per share (the "Shares"), the right to demand a special meeting and to provide definitive procedures for any special meeting so demanded (as more fully described herein, the "Special Meeting Proposal", and, together with the Number of Directors Proposal, the Dead-Hand Elimination Proposal and the By-Laws Repeal Proposal, the "Proposals").

    ALL OF THE NOMINEES ARE COMMITTED TO TAKING ALL SUCH ACTIONS NECESSARY OR APPROPRIATE (SUBJECT TO ANY FIDUCIARY DUTIES THEY WOULD HAVE AS DIRECTORS) TO CONDUCT A PROMPT AUCTION AND SALE OF HEALTHDYNE AT THE BEST AVAILABLE PRICE AND TERMS (THE "HEALTHDYNE SALE"). ABSENT A DEFINITIVE BONA FIDE OFFER AT A PRICE AND ON TERMS MORE FAVORABLE TO HEALTHDYNE'S SHAREHOLDERS THAN THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN), THE NOMINEES INTEND TO TAKE ALL SUCH ACTIONS NECESSARY OR APPROPRIATE (SUBJECT TO ANY FIDUCIARY DUTIES THEY WOULD HAVE AS DIRECTORS) TO PERMIT THE HEALTHDYNE SHAREHOLDERS TO ACCEPT THE OFFER AND APPROVE THE MERGER. IF ADOPTED, THE PROPOSALS WILL FURTHER FACILITATE THE HEALTHDYNE SALE.

    THE CURRENT BOARD OF DIRECTORS HAS REPEATEDLY STATED THAT IT OPPOSES THE OFFER AND THE MERGER AND THAT HEALTHDYNE IS NOT FOR SALE, BUT HAS FAILED TO PRESENT YOU WITH ANY ALTERNATIVE OTHER THAN HEALTHDYNE REMAINING INDEPENDENT. ALTHOUGH THEY RECENTLY ANNOUNCED AN INTENTION TO "EXPLORE ALTERNATIVES" TO THE OFFER AND THE MERGER, THEY ALSO REAFFIRMED THAT HEALTHDYNE IS NOT FOR SALE AND EXPLICITLY AVOIDED COMMITTING TO SELL, OR EVEN TO SOLICIT OFFERS FOR, HEALTHDYNE. FURTHERMORE, THE CURRENT BOARD OF DIRECTORS HAS TRIED TO STRIP YOU OF CRITICAL SHAREHOLDER RIGHTS, INCLUDING THE RIGHT TO ELECT A FULL BOARD AT EACH ANNUAL MEETING, THE RIGHT TO REMOVE DIRECTORS AT ANY TIME WITH OR WITHOUT CAUSE AND THE RIGHTS TO ESTABLISH THE SIZE OF AND LIMIT THE AUTHORITY OF THE BOARD OF DIRECTORS, BY ATTEMPTING TO ENGINEER DIRECTOR-ENTRENCHING LEGISLATION IN THE GEORGIA GENERAL ASSEMBLY, AND HAS TAKEN OTHER STEPS TO INCREASE THE OBSTACLES TO YOUR BEING ABLE TO SELL YOUR SHARES IN THE OFFER OR OTHERWISE EXERCISE YOUR SHAREHOLDER RIGHTS. SEE "BACKGROUND OF ACQUISITION PROPOSAL", INCLUDING THE SECTION ENTITLED "DIRECTOR-ENTRENCHMENT LEGISLATION" CONTAINED THEREIN.

    The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is Monday, June 23, 1997 (the "Record Date"). Shareholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each Share held on the Record Date. As set forth in the proxy statement of Healthdyne filed with the Securities and Exchange Commission (the "Commission") on June 24, 1997 (the "Healthdyne Proxy Statement"), as of the close of business on the Record Date, there were 12,828,815 Shares issued and outstanding. As of the Record Date, Invacare beneficially owned an aggregate of 600,000 Shares, which represented approximately 4.7% of the Shares reported by Healthdyne to be outstanding as of the Record Date. Invacare intends to vote such Shares for the election of the Nominees and for the Proposals made by it at the Annual Meeting.

                            ------------------------

    This Proxy Statement and the GOLD Annual Meeting proxy card are first being furnished to Healthdyne shareholders on or about June 27, 1997. The principal executive offices of Healthdyne are located at 1255 Kennestone Circle, Marietta, Georgia 30066.

                                   IMPORTANT

    At the Annual Meeting, Invacare seeks to elect its seven Nominees as the directors of Healthdyne and to have the Proposals made by it at the Annual Meeting adopted by the shareholders.

    The election of the Nominees requires the affirmative vote of a plurality of votes cast in person or by proxy at the Annual Meeting by the holders of Shares entitled to vote on the election of directors, assuming a quorum is present or otherwise represented at the Annual Meeting. A majority of the Shares entitled to vote, present in person or by proxy, constitutes a quorum. Healthdyne has indicated that the adoption of each of the Proposals will require that the number of votes cast in favor of such Proposal exceed the number of votes cast against such Proposal, assuming a quorum is present or otherwise represented. Only Shares that are voted in favor of a particular nominee or Proposal will be counted toward such nominee's attaining a plurality of votes or towards such Proposal attaining the necessary affirmative vote. Abstentions and broker non-votes will be treated as Shares that are present and entitled to vote for purposes of determining whether a quorum exists but will not count as a vote either for or against any matter presented for shareholder approval at the Annual Meeting.

    INVACARE URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED GOLD ANNUAL MEETING PROXY CARD TO VOTE FOR ELECTION OF ITS NOMINEES AND FOR ADOPTION OF ITS PROPOSALS.

    A VOTE FOR THE NOMINEES WILL PROVIDE YOU--AS THE OWNERS OF HEALTHDYNE--WITH REPRESENTATIVES ON THE HEALTHDYNE BOARD WHO ARE COMMITTED (SUBJECT TO ANY FIDUCIARY DUTIES THEY WOULD HAVE AS DIRECTORS) TO A PROMPT AUCTION AND SALE OF HEALTHDYNE AT THE BEST AVAILABLE PRICE AND TERMS. A VOTE FOR THE PROPOSALS WILL FURTHER FACILITATE THE HEALTHDYNE SALE.

    INVACARE URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY HEALTHDYNE. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING BY MAIL OR FACSIMILE A WRITTEN NOTICE OF REVOCATION OR A LATER DATED GOLD ANNUAL MEETING PROXY CARD FOR THE ANNUAL MEETING TO INVACARE, C/O MACKENZIE PARTNERS, INC. ("MACKENZIE PARTNERS"), 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010 (FAX NO.
(212) 929-0308) OR TO THE SECRETARY OF HEALTHDYNE, OR BY VOTING IN PERSON AT THE ANNUAL MEETING. SEE "PROXY PROCEDURES" BELOW.

    IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, YOU SHOULD CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE ON YOUR BEHALF THE GOLD ANNUAL MEETING PROXY CARD AS SOON AS POSSIBLE.

                        THE NOMINEES AND PROPOSALS WILL
                    FACILITATE THE PROMPT SALE OF HEALTHDYNE

                            ------------------------

        THE EXISTING HEALTHDYNE BOARD OPPOSES THE OFFER AND THE MERGER,
         HAS REPEATEDLY REAFFIRMED THAT HEALTHDYNE IS NOT FOR SALE, AND
            HAS TAKEN NUMEROUS STEPS TO ATTEMPT TO ENTRENCH ITSELF,
                 TO BLOCK THE OFFER AND THE MERGER AND TO STRIP
                       YOU OF CRITICAL SHAREHOLDER RIGHTS

                            ------------------------

    A vote for the Nominees will provide you--as the owners of Healthdyne--with representatives on the Healthdyne Board who are committed (subject to any fiduciary duties they would have as directors) to a prompt auction and sale of Healthdyne at the best available price and terms, which, in the absence of a definitive BONA FIDE offer at a price and on terms more favorable to Healthdyne's shareholders than those offered by I.H.H., would be the Offer and the Merger. Although they have been nominated by Invacare, none of the Nominees are affiliates of Invacare and all are fully committed to acting independently as directors in the best interests of, and fulfilling their fiduciary duties to, all Healthdyne shareholders. If adopted, the Proposals will further facilitate the Healthdyne Sale.

    IF, LIKE US, YOU BELIEVE THAT YOU SHOULD HAVE THE OPPORTUNITY TO DECIDE THE FUTURE OF YOUR COMPANY AND THAT YOU SHOULD HAVE THE CHANCE TO RECEIVE AT LEAST $15.00 PER SHARE FOR ALL OF YOUR SHARES (A PREMIUM OF APPROXIMATELY 70% OVER THE CLOSING PRICE OF THE SHARES ON DECEMBER 31, 1996, THE TRADING DAY BEFORE INVACARE MADE ITS INITIAL ACQUISITION PROPOSAL), INVACARE URGES YOU TO VOTE YOUR GOLD ANNUAL MEETING PROXY CARD FOR EACH OF ITS NOMINEES AND FOR ADOPTION OF EACH OF ITS PROPOSALS. ALL OF THE NOMINEES WILL TAKE ALL SUCH ACTIONS NECESSARY OR APPROPRIATE (SUBJECT TO ANY FIDUCIARY DUTIES THEY WOULD HAVE AS DIRECTORS) TO CONDUCT A PROMPT AUCTION AND SALE OF HEALTHDYNE AT THE BEST AVAILABLE PRICE AND TERMS. IF ADOPTED, THE PROPOSALS WILL FURTHER FACILITATE THE HEALTHDYNE SALE.

    I.H.H. has commenced an offer to purchase all of the outstanding Shares and the associated Preferred Stock Purchase Rights (the "Rights") at a purchase price of $15.00 per Share (and associated Right), net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 27, 1997, as amended and supplemented by the Supplements thereto dated April 4, 1997 and June 6, 1997 (as further amended and supplemented from time to time, the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The purpose of the Offer is to acquire control of, and the entire equity interest in, Healthdyne. I.H.H. intends to propose, and to seek to have Healthdyne consummate as soon as practicable after consummation of the Offer, a merger or similar business combination (the "Merger") with I.H.H. or another direct or indirect subsidiary of Invacare, pursuant to which each then outstanding Share (other than Shares held by Invacare, I.H.H. or any other wholly owned subsidiary of Invacare, Shares held in the treasury of Healthdyne and Shares held by shareholders who properly exercise appraisal rights under Georgia law) would be converted into the right to receive in cash the price per Share paid by I.H.H. pursuant to the Offer.

    In order to provide a possible method of promptly consummating the Offer and the Merger or any superior Healthdyne Sale, Invacare or any other third-party acquiror needs the cooperation of the Healthdyne Board to (i) redeem the Rights or otherwise make the Rights inapplicable to, or cause the dilutive provisions thereof not to be triggered by, the Offer and the Merger or such superior Healthdyne Sale, (ii) in certain circumstances, approve the Offer and the Merger or such superior Healthdyne Sale for purposes of satisfying the Georgia Business Combination Statute Condition and the Georgia Fair Price Statute Condition (all as described in "Terms and Conditions of the Offer" below) and, (iii) in the case of the Merger or a superior merger transaction, execute an agreement and plan of merger (among other things).

    THIS PROXY STATEMENT IS NEITHER A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. Copies of the Offer to Purchase and the Letter of Transmittal may be obtained by contacting MacKenzie Partners (the Information Agent in the Offer) at the address and telephone numbers set forth on the back cover of this Proxy Statement.

    ELECTION OF THE NOMINEES AND APPROVAL OF THE PROPOSALS IS AN IMPORTANT STEP IN SECURING THE CONSUMMATION OF THE OFFER AND THE MERGER OR A SUPERIOR HEALTHDYNE SALE. HOWEVER, YOU MUST TENDER YOUR SHARES PURSUANT TO THE OFFER IF YOU WISH TO PARTICIPATE IN THE OFFER. YOUR VOTE FOR THE NOMINEES OR FOR ANY OF THE PROPOSALS WILL NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER, AND YOUR FAILURE TO VOTE FOR THE NOMINEES OR ANY OF THE PROPOSALS WILL NOT PREVENT YOU FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER.

    All of the Nominees support the prompt auction and sale of Healthdyne at the best available price and terms and if elected will, subject to any fiduciary duties they would have as directors of Healthdyne, seek to cause Healthdyne to take all steps necessary or appropriate to conduct a prompt auction and sale of Healthdyne at the best available price and terms. If elected, the Nominees intend to conduct an auction process in which any parties who (as a result of Healthdyne's plan to "explore alternatives" or otherwise) have recently indicated or indicate a BONA FIDE interest in acquiring Healthdyne would have the opportunity to submit definitive offers during the two-week period following the date on which the Nominees take office (or such longer period as they may determine is required by their fiduciary duties in light of inquiries received at such time). The Nominees would then, subject to any fiduciary duties they would have as directors, negotiate and enter into an agreement with the party submitting the offer which in their independent judgment is at a price and on terms most favorable to the Healthdyne shareholders, and would take all action necessary or appropriate to permit the Healthdyne shareholders to accept and/or approve such transaction. Absent a definitive BONA FIDE offer at a price and on terms more favorable to Healthdyne's shareholders than the Offer and the Merger, the Nominees intend to take all such actions necessary or appropriate (subject to any fiduciary duties they would have as directors) to permit the Healthdyne shareholders to accept the Offer and approve the Merger, including without limitation (i) redeeming the Rights or otherwise making the Rights inapplicable to, or causing the dilutive provisions thereof not to be triggered by, the Offer or the Merger, (ii) adopting a resolution approving the Offer and the Merger for purposes of the Georgia Business Combination Statute and the Georgia Fair Price Statute and (iii) in the case of the Merger, taking action to execute an agreement and plan of merger. (For information about the Rights Condition, the Georgia Business Combination Statute Condition and the Georgia Fair Price Statute Condition, see "Terms and Conditions of the Offer" below.) If a definitive BONA FIDE offer for a Healthdyne Sale superior to the Offer and the Merger is received, the Nominees would expect to take similar actions in respect of such transaction.

    A vote for the Proposals will further facilitate the Healthdyne Sale. Adoption and valid implementation of the Proposals would ensure that (i) the incumbent Healthdyne directors would not be able to unilaterally increase the size of the Board of Directors and "pack" it with nominees selected by them,
(ii) the Nominees, if elected, would be able to redeem Healthdyne's poison pill or render it inapplicable to the Offer and the Merger or a superior Healthdyne Sale, thus satisfying the Rights Condition, (iii) actions taken by the incumbent Healthdyne directors to manipulate Healthdyne's By-Laws (the "By-Laws"; discussions in this Proxy Statement of provisions of the By-Laws are based upon the By-Laws as amended through March 20, 1997 as most recently publicly disclosed by Healthdyne on March 31, 1997) to their advantage by adopting amendments without shareholder approval would be nullified, and (iv) the Healthdyne shareholders would be able to exercise more direct and effective oversight of the Board of Directors elected at the Annual Meeting (including Invacare's Nominees). Invacare believes that these actions, individually and collectively, will assist the shareholders in expressing their desire that Healthdyne be sold promptly.

    AS INDICATED UNDER "BACKGROUND OF ACQUISITION PROPOSAL" BELOW, THE INCUMBENT HEALTHDYNE DIRECTORS HAVE REPEATEDLY REJECTED INVACARE'S ACQUISITION PROPOSALS, INCLUDING THE OFFER AND THE MERGER, WHILE

CONSISTENTLY REFUSING TO MEET OR DISCUSS THE PROPOSED ACQUISITION WITH INVACARE ON REASONABLE TERMS, AND HAVE REPEATEDLY STATED THAT HEALTHDYNE IS NOT FOR SALE, BUT HAVE NOT PRESENTED YOU WITH ANY ALTERNATIVE OTHER THAN HEALTHDYNE REMAINING INDEPENDENT. ALTHOUGH HEALTHDYNE'S BOARD RECENTLY ANNOUNCED AN INTENTION TO "EXPLORE ALTERNATIVES" TO THE OFFER AND THE MERGER, THEY ALSO REAFFIRMED THAT HEALTHDYNE IS NOT FOR SALE AND EXPLICITLY AVOIDED COMMITTING TO SELL, OR EVEN TO SOLICIT OFFERS FOR, HEALTHDYNE. FURTHERMORE, THE CURRENT BOARD OF DIRECTORS HAS TRIED TO STRIP YOU OF CRITICAL SHAREHOLDER RIGHTS, INCLUDING THE RIGHT TO ELECT A FULL BOARD AT EACH ANNUAL MEETING, THE RIGHT TO REMOVE DIRECTORS AT ANY TIME WITH OR WITHOUT CAUSE AND THE RIGHTS TO ESTABLISH THE SIZE OF AND LIMIT THE AUTHORITY OF THE BOARD OF DIRECTORS, BY ATTEMPTING TO ENGINEER DIRECTOR-ENTRENCHING LEGISLATION IN THE GEORGIA GENERAL ASSEMBLY, AND HAS TAKEN OTHER STEPS TO INCREASE THE OBSTACLES TO YOUR BEING ABLE TO SELL YOUR SHARES IN THE OFFER OR OTHERWISE EXERCISE YOUR SHAREHOLDER RIGHTS. SEE "BACKGROUND OF ACQUISITION PROPOSAL", INCLUDING THE SECTION ENTITLED "DIRECTOR-ENTRENCHMENT LEGISLATION" CONTAINED THEREIN. INVACARE BELIEVES YOU SHOULD SERIOUSLY QUESTION WHETHER THE INCUMBENT DIRECTORS HAVE LEFT YOU WITH ANY REASON TO PLACE YOUR TRUST IN THEM OR THEIR LOYALTY TO YOU IN LIGHT OF THEIR ACTIONS DURING THE PAST SIX MONTHS.

                             ELECTION OF DIRECTORS

    According to publicly available information, Healthdyne currently has seven directors who serve for terms of one year. The terms of the seven directors--Craig B. Reynolds, Parker H. Petit, J. Terry Dewberry, Alexander H. Lorch, J. Leland Strange, James J. Wellman and J. Paul Yokubinas--will expire at the Annual Meeting.

    Invacare proposes that the Healthdyne shareholders elect the Nominees listed below to be the directors of Healthdyne at the Annual Meeting. The seven Nominees have furnished the following information concerning their principal occupations or employment and certain other matters. Although they have been nominated by Invacare, none of the Nominees are affiliates of Invacare and all are fully committed to acting independently as directors in the best interests of, and fulfilling their fiduciary duties to, all Healthdyne shareholders. As described in detail below, the Nominees are well-qualified to serve as directors of Healthdyne and preside over its prompt auction and sale.

    Each Nominee, if elected, would hold office until Healthdyne's 1998 Annual Meeting of Shareholders and until a successor has been elected and qualified, or until his earlier death, resignation or removal. Although Invacare has no reason to believe that any of the Nominees will be unable to serve as directors, if any one or more of the Nominees should not be available for election, the persons named on the GOLD Annual Meeting proxy card have agreed to vote for the election of such other nominees as may be proposed by Invacare.

    Invacare's Nominees for directors are:

NAME, AGE AND                                             PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
PRINCIPAL BUSINESS ADDRESS                                DURING LAST FIVE YEARS; CURRENT DIRECTORSHIPS
--------------------------------------------------------  --------------------------------------------------------

Nicholas J. DiCicco, Jr, 65.............................  President and Chief Executive Officer of Midwestern
  6650 Beta Drive                                         National Life Insurance Company of Ohio since 1975.
  Mayfield Village, Ohio 44143

Donald F. Hastings, 68..................................  Chairman of the Board, The Lincoln Electric Company, a
  22801 St. Claire Avenue                                 welding products manufacturer, since 1992. Also Chief
  Cleveland, Ohio 44117                                   Executive Officer of The Lincoln Electric Company from
                                                          1992 to 1996. President and Chief Operating Officer of
                                                          The Lincoln Electric Company from 1987 to 1992.

NAME, AGE AND                                             PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
PRINCIPAL BUSINESS ADDRESS                                DURING LAST FIVE YEARS; CURRENT DIRECTORSHIPS
--------------------------------------------------------  --------------------------------------------------------
Jack Kahl, Jr., 56......................................  Chairman of the Board and Chief Executive Officer of
  32150 Just Imagine Drive                                Manco, Inc., a company specializing in the production of
  Avon, Ohio 44011-1355                                   heavy-duty adhesive tape, since 1971. Currently a member
                                                          of the Board of Directors of Royal Appliance MFG. Co.
                                                          and Applied Industrial Technologies, Inc.

Ernest Peter Mansour, 66................................  Attorney and Managing Partner of Mansour, Gavin, Gerlack
  55 Public Square, Suite 2150                            & Manos Co., L.P.A., a Cleveland law firm, since 1981.
  Cleveland, Ohio 44113

Jon H. Outcalt, 61......................................  Chairman of the Board of NCS HealthCare, Inc., a
  3201 Enterprise Parkway, #220                           provider of pharmacy services to long-term care
  Beachwood, Ohio 44122                                   institutions, since 1986. Senior Vice President of
                                                          Alliance Capital Management L.P., an investment
                                                          management firm, from 1975 to 1995. Currently a member
                                                          of the Board of Directors of Myers Industries, Inc. and
                                                          Ohio Savings Financial Corp.

James Allen Rutherford, 51..............................  Chairman and Managing Director of Wingset Investments
  15 S. High St.                                          Ltd. and President of Wingset, Inc., technology venture
  P.O. Box 166                                            funds, from 1993 to present. Former Chairman of
  New Albany, Ohio 43054                                  Countrysport, Inc., a sports book publisher, from 1994
                                                          to 1996. Retired from position of Chairman, Goal Systems
                                                          International, Inc., a software vending company, in
                                                          1992. Currently a member of the Board of Directors of
                                                          Ciber Inc. and Symix Systems, Inc.

Bill R. Sanford, 53.....................................  Chairman of the Board, President and Chief Executive
  5960 Heisley Road                                       Officer of STERIS Corporation, an infection prevention
  Mentor, Ohio 44060                                      and surgical support company, since 1987. Currently a
                                                          member of the Board of Directors of KeyBank, N.A.

    Election of the Nominees as the directors of Healthdyne requires the affirmative vote of a plurality of votes cast in person or by proxy at the Annual Meeting by the holders of Shares entitled to vote on the election of directors, assuming a quorum is present or otherwise represented at the Annual Meeting. Consequently, only Shares that are voted in favor of a particular nominee will be counted toward such nominee's attaining a plurality of votes. Shares considered present at the Annual Meeting that are not voted for a particular nominee (including broker non-votes and abstentions), and Shares present by proxy where the shareholder properly withheld authority to vote for such nominee, will not be counted either for or against such nominee's attainment of a plurality.

    Invacare believes that it is in your best interests to elect its Nominees at the Annual Meeting. ALL OF THE NOMINEES ARE COMMITTED TO TAKING ALL SUCH ACTIONS NECESSARY OR APPROPRIATE (SUBJECT TO ANY FIDUCIARY DUTIES THEY WOULD HAVE AS DIRECTORS) TO CONDUCT A PROMPT AUCTION AND SALE OF HEALTHDYNE AT THE BEST AVAILABLE PRICE AND TERMS.

                    INVACARE STRONGLY RECOMMENDS A VOTE FOR
                            ELECTION OF ITS NOMINEES

                                 THE PROPOSALS

    In order to further facilitate the Offer and the Merger or a superior Healthdyne Sale, Invacare is soliciting proxies in support of the following Proposals which would be considered and voted upon at the Annual Meeting:

1. NUMBER OF DIRECTORS PROPOSAL

    To adopt, prior to the election of directors at the Annual Meeting, a proposal to amend the By-Laws to fix the maximum number of directors of Healthdyne at seven (7) and provide that, without the approval of the shareholders, the Board of Directors may not thereafter amend or repeal the section of the By-Laws governing the number of directors or adopt any new By-Law provision which is inconsistent in any manner with such section.

2. DEAD-HAND ELIMINATION PROPOSAL

    To adopt, prior to the election of directors at the Annual Meeting, a proposal to amend the By-Laws to provide that the Board of Directors shall have no authority to take any action, or omit to take any action, the effect of which action or omission would be to impose, or permit to continue or be imposed, any limitation (directly or indirectly, and including any such limitation imposed by means of a requirement for concurrence or other action by any particular director or particular type of director), resulting from or becoming operative in light of, in whole or in part, a change in the composition of the Board of Directors (whether or not under specified circumstances), on the exercise by any future Board of Directors of any power or authority that it would otherwise have, including any such limitation on the ability of a Board of Directors to redeem or amend any shareholder rights plan of Healthdyne which limitation results from or becomes operative in light of, in whole or in part, a change in the composition of the Board of Directors (whether or not under specified circumstances). In particular, but not in limitation, such amendment will also specifically provide that the incumbent Board of Directors will be in violation of the By-Laws if such Board, including any requisite group of "continuing directors", fails to immediately take all necessary action (prior to the consideration of the election of directors at the Annual Meeting) to amend any shareholder rights plan of Healthdyne to remove all such limitations. Such amendment will further provide that such By-Law may not be amended, nor may any new By-Law provision which is in any manner inconsistent therewith be adopted, without the approval of the shareholders.

3. BY-LAWS REPEAL PROPOSAL

    To adopt a proposal to repeal each and every provision of the By-Laws of Healthdyne or amendments thereto which was adopted on or after June 30, 1996 and prior to the date of adoption of such proposal, other than those provisions which were fully disclosed and properly reflected in the public filings made by Healthdyne with the Commission prior to March 20, 1997 and those provisions which were duly approved by the shareholders; and to propose that, without the approval of the shareholders, the Board of Directors may not thereafter amend any section of the By-Laws affected by such repeal or adopt any new by-law provision in a manner which serves to reinstate any repealed provision or any similar provision.

4. SPECIAL MEETING PROPOSAL

    To adopt a proposal to amend the By-Laws to (i) give the beneficial owners and/or record holders of 10% or more of the outstanding Shares the right to demand a special meeting, (ii) require that any such meeting be held on the date specified in the demand notice, so long as such date is not less than 45 calendar days after the date such demand notice is delivered to Healthdyne,
(iii) set the record date for purposes of making such demand to the date the first such holder executes the demand and the record date for the meeting to be the record date specified in the demand notice, so long as such date is not less than 10 days after the date such demand notice is delivered to Healthdyne and so long as such record date is otherwise in compliance with Georgia law (without reference to other provisions of Healthdyne's By-Laws), (iv) require the Board of Directors to give notice of such meeting to the shareholders at the earliest possible time following the record date for such meeting consistent with the requirements of Georgia law, (v) provide that the only business to be conducted at such meeting be the business set forth in the demand notice delivered to Healthdyne, (vi) provide that any such demands which on their face appear to have been validly made by record holders, or by beneficial owners providing documentation which on its face establishes their beneficial ownership (including a certificate of their record holder nominee), shall be accepted and not challenged by Healthdyne unless there is an affirmative reasonable basis on which such validity should be questioned, (vii) require Healthdyne to use its best efforts to resolve any disputes regarding special meetings as expeditiously as possible, and (viii) provide that, without the approval of the shareholders, the Board of Directors may not further amend or repeal the section of the By-Laws governing special meetings or adopt any new by-law provision which is inconsistent in any manner with such section.

    Schedule III contains the specific language of the by-law amendments which would be effected by adoption of the Number of Directors Proposal, the Dead-Hand Elimination Proposal and the Special Meeting Proposal at the Annual Meeting.

NUMBER OF DIRECTORS PROPOSAL

    Healthdyne's By-Laws provide that the size of Healthdyne's Board of Directors shall be fixed from time to time by the Board of Directors and shall consist of not less than three (3) or more than nine (9) directors unless the number of record holders of Shares is less than three. According to the information made publicly available by Healthdyne as of the date of this Proxy Statement, there are currently seven directors, all of whom are to be elected at the Annual Meeting. Adoption of the Number of Directors Proposal would restrict the number of directors to no more than the present number of seven.

    The Number of Directors Proposal is designed to prevent the current Board of Directors from frustrating the ability of the shareholders to elect all seven Nominees to constitute the entire Board. Invacare is concerned that, prior to the Annual Meeting, the current Board of Directors might attempt to expand the size of the Board of Directors beyond the current seven seats, whether by resolution, amendment of the By-Laws or otherwise, and might attempt to do so in a manner intended to prevent Invacare from proposing additional nominees. Indeed, part of the legislation which Healthdyne and its current Board of Directors sought to have enacted by the Georgia General Assembly (but which has been resoundingly defeated) would have reserved to the board of directors of every publicly-held Georgia corporation, including the Board of Directors of Healthdyne, the sole right to determine the size of the board, eliminating the rights of the shareholders to control the size of the board through by-law amendments. See "Background of Acquisition Proposal--Director-Entrenchment Legislation". Although Healthdyne denies in the Healthdyne Proxy Statement that it has ever considered "packing" the Board of Directors or increasing the number of directors on the Board as a defensive measure to the Offer, it admits that the size of the Board of Directors may need to increase "for reasons unrelated to the Invacare Offer".

    Invacare believes (and Healthdyne has admitted in the Healthdyne Proxy Statement) that the Board of Director's ability to attempt to manipulate the size of the Board is limited by its fiduciary duties. However, by restricting the maximum number of Board seats to seven, adoption of the Number of Directors Proposal will ensure that the election contest at the Annual Meeting will take place on a level playing field, without the incumbent Board or their nominees gaining an unfair advantage by attempting to run for unopposed positions. Invacare has notified Healthdyne that it would propose additional nominees for election if Healthdyne attempts to expand the size of the Board of Directors above its existing level of seven directors prior to the Annual Meeting.

    In addition, should the shareholders choose to elect the Nominees to a minority of the seats on the Board of Directors, whether because of an announced intention by the current Board of Directors to actually pursue a sale of Healthdyne or otherwise, adoption of the Number of Directors Proposal would have the purpose of ensuring that the incumbent directors, who would continue to constitute a majority, could not frustrate the will of the shareholders by increasing the size of the Board and installing hand-picked allies. Adoption of the Number of Directors Proposal would thereby prevent an incumbent majority, if re-elected, from unilaterally "packing" the Board of Directors without shareholder approval and upsetting the percentage of Nominees on the Healthdyne Board desired by the shareholders.

                    INVACARE STRONGLY RECOMMENDS A VOTE FOR
                  ADOPTION OF THE NUMBER OF DIRECTORS PROPOSAL

DEAD-HAND ELIMINATION PROPOSAL

    Healthdyne's Rights plan contains unusual provisions, commonly referred to as "dead-hand pill" restrictions, which, under certain circumstances, purport to prevent a newly elected Board of Directors from redeeming or amending the Rights without the consent of the old directors. Among other things, the "dead-hand pill" restrictions would purport to prevent the Nominees, if elected at the Annual Meeting, from redeeming or amending the Rights so as to satisfy the Rights Condition and permit the Offer and the Merger, or any other Healthdyne Sale, to proceed, notwithstanding the mandate Healthdyne's shareholders will have given to the Nominees in such election, unless there also remained on the Healthdyne Board one or more incumbent directors or their hand-picked successors and a majority of them approved such actions. For a more detailed description of Healthdyne's Rights plan and the "dead-hand pill" restrictions, see "Terms and Conditions of the Offer--The Rights Condition", below.

    Invacare believes that the "dead-hand pill" restrictions, which were adopted by Healthdyne's current Board of Directors without shareholder approval, are a collection of draconian and extreme director-entrenching provisions which, in purporting to limit the ability of future Boards of Directors of Healthdyne from acting in the best interests of Healthdyne and its shareholders by redeeming or otherwise nullifying the Rights in connection with a proposed transaction, denies the shareholders and future Boards of Directors meaningful access to and control over the assets of Healthdyne and hinders and prevents the exercise of fundamental shareholder rights under Georgia law. Invacare believes that such provisions violate Georgia and federal law and has commenced litigation against Healthdyne and certain of its directors in the United States District Court for the Northern District of Georgia (the "Defensive Tactics Litigation") which seeks, among other things, an order declaring the "dead-hand pill" restrictions illegal and unenforceable and compelling Healthdyne's Board of Directors to amend the Rights to remove such restrictions. Invacare has filed a motion for a preliminary injunction in the Defensive Tactics Litigation seeking an order declaring the "dead-hand pill" restrictions invalid and ordering the director defendants to remove such restrictions, and is currently awaiting a decision from the Court on the matter. See "Background of Acquisition Proposal--Defensive Tactics Litigation", below.

    By adopting the Dead-Hand Elimination Proposal, the Healthdyne shareholders can take action at the Annual Meeting to eliminate the illegal "dead-hand pill" restrictions of the Rights plan in the event that the court in the Defensive Tactics Litigation has not yet issued a final order invalidating them. Adoption and valid implementation of the Dead-Hand Elimination Proposal would eliminate the authority of the current Healthdyne Board of Directors to keep in place the director-entrenching "dead-hand pill" restrictions and would make the failure by the Board to amend the Rights plan to remove the "dead-hand pill" restrictions a violation of the By-Laws. This will facilitate the Offer and the Merger, or any superior Healthdyne Sale, by allowing the Nominees, if elected as directors, to redeem or amend the Rights so as to satisfy the Rights Condition and permit the Offer and the Merger, or such superior Healthdyne Sale, to proceed. In addition, a vote in favor of the Dead-Hand Elimination Proposal will send a strong message to the current Healthdyne Board of Directors that its efforts to reserve for itself and its hand-picked successors the sole power to approve extraordinary transactions, while denying such power to any other directors duly elected by Healthdyne's shareholders, are unacceptable. Adoption and valid implementation of the Dead-Hand Elimination Proposal would also limit the authority of the Board of Directors to impose or permit to exist other restrictions on the ability of any future Board to exercise its power and authority which result from or become operative in light of, in whole or in part, a change in the composition of the Board of Directors.

    Invacare believes that the Dead-Hand Elimination Proposal is valid, legal and enforceable, particularly because it has been very narrowly crafted so as only to limit the Board's authority to restrict the ability of future boards through "dead-hand'-type provisions, and does not otherwise limit the Board's general authority, including the authority of the Board to consider, in a manner consistent with its fiduciary duties and applicable law, acquisition proposals. Invacare believes that the Georgia Business Corporation Code (the "GBCC") specifically authorizes shareholder action such as the Dead-Hand Elimination Proposal. Section 14-2-206(b) of the GBCC provides: "The bylaws of a corporation may contain any provision for managing the business and regulating the affairs of the corporation that is not inconsistent with law or the articles of incorporation." Section 801(b) of the GBCC provides: "All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, its board of directors, subject to any limitation set forth in the articles of incorporation, bylaws approved by the shareholders, or agreements among the shareholders which are otherwise lawful." Section 14-2-1020(c) provides: "A bylaw limiting the authority of the board of directors . . . may only be adopted, amended, or repealed by the shareholders." Since the Dead-Hand Elimination Proposal is a proposal to adopt a by-law that would impose a limitation on the authority of Healthdyne's Board of Directors, Invacare believes that these provisions provide express authority for the Dead-Hand Elimination Proposal. Invacare notes that part of the legislation which Healthdyne and its current Board of Directors sought to have enacted by the Georgia General Assembly would have eliminated these rights of the shareholders to limit the authority of the Board of Directors. See "Background of Acquisition Proposal--Director-Entrenchment Legislation". The Georgia General Assembly refused to enact such legislation, however, and thus these explicit shareholder rights remain in full force and effect.

    Nonetheless, Healthdyne has added a counterclaim to its Answer in the Defensive Tactics Litigation challenging the validity of the Dead-Hand Elimination Proposal and requesting that Invacare be enjoined from soliciting proxies in support of it. In response, Invacare has filed a counterclaim seeking a declaration that the Dead-Hand Elimination Proposal is valid and, if adopted at the Annual Meeting, will be binding on the Healthdyne Board. Invacare and Healthdyne have filed cross-motions for summary judgment on their counterclaims, and are currently awaiting a decision from the Court on the matter. See "Background of Acquisition Proposal--Defensive Tactics Litigation". Although Invacare believes that the Dead-Hand Elimination Proposal is valid, legal and enforceable, it recognizes that the courts in Georgia have not considered the validity of the Dead-Hand Elimination Proposal or any similar by-law proposal or provision. If Healthdyne's challenge to the validity of the Dead-Hand Elimination Proposal were to be successful, Invacare believes that a vote in favor of the Dead-Hand Elimination Proposal would not be directly legally binding upon Healthdyne or its Board of Directors but would nonetheless advise them of the shareholders' strong desire that the "dead-hand pill" restrictions be removed.

                    INVACARE STRONGLY RECOMMENDS A VOTE FOR
                 ADOPTION OF THE DEAD-HAND ELIMINATION PROPOSAL

BY-LAWS REPEAL PROPOSAL

    Adoption of the By-Laws Repeal Proposal would repeal each and every provision of the By-Laws, if any, which was not publicly disclosed by Healthdyne prior to March 20, 1997, the date on which Invacare delivered a notice to Healthdyne pursuant to the By-Laws notifying Healthdyne of Invacare's intent to nominate the Nominees and make the Proposals at the Annual Meeting (the "Invacare Nomination and Proposal Notice"), or which Healthdyne adopted on or after such date, other than those provisions duly adopted by the shareholders. According to documents Healthdyne has filed with the Commission, since publicly filing its by-laws as of June 30, 1996 with the Commission, Healthdyne's Board of Directors has, after Invacare made public its interest in an acquisition of Healthdyne and without shareholder approval, amended Healthdyne's By-Laws to (i) elect that Healthdyne be governed by the Georgia Fair Price Statute, (ii) remove from the By-Laws a provision requiring the annual meeting of shareholders of Healthdyne to be held on the fourth Tuesday in April unless a different date was set by the Board of Directors and (iii) provide additional onerous procedures governing special meetings which purport to permit Healthdyne and its Board of Directors to delay a special meeting for more than four months after receiving the requisite shareholder demands. Unfortunately, Georgia law does not allow the Healthdyne shareholders, acting alone, to repeal the By-Law provision opting into the Georgia Fair Price Statute, and reinstatement of the default annual meeting date provision at the Annual Meeting would be of little consequence since the Annual Meeting will already have been scheduled and held. Accordingly, even though Invacare believes that both of such post-announcement by-law amendments by the Healthdyne Board were motivated by the incumbent directors' desire to entrench themselves, Invacare is not seeking repeal of such amendments in the By-Laws Repeal Proposal.

    The By-Laws Proposal is, however, designed to repeal any other by-law changes that the Board of Directors may have attempted to make yet did not disclose prior to March 20, 1997. Adoption of the By-Laws Proposal would render ineffective any further attempted manipulation of the By-Laws by the Healthdyne Board, whether intended to frustrate the ability of the shareholders to elect the Nominees or adopt any of the Proposals, to create new obstacles to the consummation of the Offer and the Merger or any other Healthdyne Sale, or otherwise. Invacare's objective in making the By-Laws Proposal is to prevent further manipulation of the By-Laws by the Board of Directors at the expense of the shareholders and their rights. For example, on March 21, 1997, the day after Invacare delivered the Invacare Nomination and Proposal Notice to Healthdyne, Healthdyne issued a press release announcing, among other things, that on March 20, 1997 its Board of Directors had adopted amendments to the By-Laws regarding the procedures governing special meetings (the "Special Meeting Delaying Amendments") which would enable Healthdyne and its Board of Directors to challenge the validity of shareholder demands for, and create other delays to the prompt calling of, special meetings. Among other things, the Special Meeting Delaying Amendments purport to permit Healthdyne and its Board of Directors to delay a special meeting for more than four months after receiving the requisite shareholder demands. Adoption of the By-Laws Proposal would repeal such amendments, which had not been publicly disclosed prior to the date on which Invacare delivered its notice.

    As of the date of this Proxy Statement, the Board has failed to indicate that it will take no further actions designed to abrogate the actions of Healthdyne's shareholders with respect to the Offer or the Merger or create new obstacles to the Offer and the Merger. In fact, in its Answer to the Complaint filed by Invacare and I.H.H. in the Defensive Tactics Litigation, Healthdyne affirmatively stated that it may adopt additional defensive measures. So far the current Board of Directors has carried out this threat by adopting the Special Meeting Delaying Amendments described above, as well as by attempting to engineer director-entrenching legislation in the Georgia General Assembly (see "Background of Acquisition Proposal--Director-Entrenchment Legislation"), each time demonstrating what Invacare believes to be the manipulative intentions of the incumbent directors. The By-Laws Proposal is intended to guarantee that any previously undisclosed By-Law amendment, including the Special Meeting Delaying Amendments, will be repealed so as to prevent the Healthdyne Board from manipulatively altering the By-Laws prior to the Annual Meeting without shareholder approval and to prevent the Board after the Annual Meeting from amending any section of the By-Laws affected by such repeal or adopting any new by-law provision in a manner which serves to reinstate any repealed provision or any similar provision.

    Other than as set forth above, Invacare is currently unaware of any specific By-Law provisions which would be repealed by adoption of the By-Laws Repeal Proposal. If, prior to the Annual Meeting, Invacare should become aware of any additional specific material by-law provisions which would be repealed by adoption of the By-Laws Repeal Proposal, Invacare will endeavor to disseminate appropriate information regarding such changes to Healthdyne shareholders prior to the Annual Meeting.

    Although adoption of the By-Laws Repeal Proposal would generally repeal previously undisclosed By-Law amendments without considering the beneficial nature, if any, of such amendments to the shareholders and without regard to whether such amendments related to the acquisition of Healthdyne, it would not repeal any such amendments which were approved by the shareholders. Accordingly, if the Board of Directors were to adopt (or to have adopted and not previously disclosed) By-Law amendments of which it believed the shareholders would approve, it could seek such approval at the Annual Meeting so as to exclude such amendments from the effects of the By-Laws Repeal Proposal.

    Section 14-2-1020(b) of the GBCC provides: "A corporation's shareholders may amend or repeal the corporation's bylaws or adopt new bylaws . . ." Section 14-2-1020(a)(2) provides: "The shareholders in amending or repealing a particular bylaw [may] provide expressly that the board of directors may not amend or repeal that bylaw." In addition, Article VII of the Company's By-Laws contains parallel provisions. Although Invacare is unaware of any specific case law precedent regarding a similar proposal, it believes that, since the By-Laws Repeal Proposal is a proposal to repeal certain of the Company's By-Laws and provides that the Board of Directors may not amend any section of the By-Laws affected by such repeal or adopt any new by-law provision in a manner which serves to reinstate any repealed provision or any similar provision or take other action that would have the same effect, it is valid under the aforementioned provisions of the GBCC as well as under the Company's own By-Laws and, if adopted by the shareholders, will have the effects set forth above. However, should the By-Laws Repeal Proposal be deemed to be invalid, the By-Laws in effect at the time of the stockholder vote (with such other changes as may be approved by the shareholders at the Annual Meeting, including by adoption of any of the other Proposals) will continue to be the By-Laws of the Company following the Annual Meeting.

                    INVACARE STRONGLY RECOMMENDS A VOTE FOR
                    ADOPTION OF THE BY-LAWS REPEAL PROPOSAL

SPECIAL MEETING PROPOSAL

    Healthdyne's current charter and By-Laws provide for shareholder action outside of an annual meeting of shareholders only at a special meeting of shareholders, which the By-Laws provide can be demanded by the shareholders only upon action by the holders of 60% or more of the Shares (a percentage level higher than that needed to approve almost any shareholder action at such a meeting), or by unanimous written consent. The 60% level required to call a special meeting would, in light of the diffuse ownership of the Shares and the federal proxy rules, likely require a time-consuming public solicitation just to gather the requisite demands for a special meeting followed by a second time-consuming proxy solicitation with respect to the actual matters to be acted upon at the special meeting. These solicitations would each require the potentially lengthy clearance of proxy materials by the Commission and would require the distribution of two separate sets of proxy materials to the shareholders.

    In addition, Healthdyne and its Board of Directors might attempt to extensively delay holding a special meeting, even in the face of a valid demand by the holders of 60% or more of its Shares. Indeed, Healthdyne's current directors have already tried to hinder demands for special meetings by recently adopting the Special Meeting Delaying Amendments, which purport to permit Healthdyne and its Board of Directors to delay a special meeting for more than four months after receiving the requisite shareholder demands (although the Special Meeting Delaying Amendments themselves will be repealed if the By-Laws Repeal Proposal is adopted). Healthdyne's Board of Directors might also attempt to raise the level of demands needed to call a special meeting beyond the supermajority 60% threshold currently in effect. Invacare believes that the Board's ability to attempt any such actions is limited by the Board's fiduciary duties.

    Invacare believes that Healthdyne shareholders should have the right to demand a special meeting, without the unnecessary time and expense of duplicative solicitations, and that Healthdyne should be prevented from frustrating the will of the shareholders by delaying or otherwise manipulating such a meeting. Adoption of the Special Meeting Proposal would reduce the percentage needed to call a special meeting of the shareholders to the holders (including beneficial owners) of at least 10% of the outstanding Shares (a level of demands likely to be achievable without the need for a formal solicitation), down from the 60% level currently required by the By-Laws, and would provide additional procedural safeguards intended to ensure that such a meeting would be called promptly and that the Board of Directors would not be able to manipulate either the record date for such a demand and/or meeting or the business to be conducted at such meeting so as to disenfranchise the requesting holders or otherwise frustrate their purposes in calling such a meeting. In addition, adoption of the Special Meeting Proposal would prevent the Board of Directors from attempting to interpose additional delay in calling a special meeting by questioning the validity of a demand without an affirmative reasonable basis. In order to prevent any further manipulation of special meetings by the Board of Directors, the Special Meeting Proposal would prevent the Board from amending any section of the By-Laws governing special meetings or adopting any new by-law provision which is inconsistent in any manner with such section.

    The current Board of Directors of Healthdyne has continually refused to have any discussions or contacts with Invacare regarding its acquisition proposal on reasonable terms and has repeatedly stated that it is not for sale. If, however, the incumbent Board of Directors or their nominees are successful in retaining control of a majority of the seats on the Board of Directors, whether because of an announced intention to actually pursue a sale of Healthdyne or otherwise, Invacare believes that it is critical that Healthdyne's shareholders have the ability to meaningfully supervise the progress of the Board in its running of the company or in pursuing such a transaction by gaining the right to call prompt special meetings of shareholders to take remedial shareholder action. Invacare also believes that it would be beneficial to Healthdyne's shareholders to have this power of oversight even if its Nominees are elected. Permitting the holders of 10% of the outstanding Shares to demand a prompt special meeting will cause the Healthdyne Board of Directors, including the Nominees if elected, to be more directly accountable to the Healthdyne shareholders and will give the Healthdyne shareholders the ability to quickly remove any or all directors who are not serving the best interests of the shareholders or to effect any other desired shareholder action. Invacare notes that 10% is the level required by the Revised Model Business Corporation Act and is the level required or suggested by the corporation codes of more than half of the states in the United States for shareholder demands for special meetings.

    It is also worth noting that Article II, Section 2 of Healthdyne's current By-Laws specifically provide that the shareholders may "remove Directors with or without cause at any time" (emphasis added). Adoption of the Special Meeting Proposal would provide a more appropriate mechanism to permit the shareholders to exercise this right in a timely fashion. In addition, virtually all actions which shareholders might take at a special meeting would only require the affirmative vote of more than 50% of the votes cast or the shares outstanding, depending on the action to be taken. Thus the current provisions of the By-Laws, which require the holders of at least 60% of all outstanding shares to demand a special meeting, have the perverse requirement that more shareholders are needed to demand a special meeting for shareholders to consider taking action than would actually be needed to take such action at such meeting. Adoption of the Special Meeting Proposal would remedy this inconsistency as well.

                    INVACARE STRONGLY RECOMMENDS A VOTE FOR
                    ADOPTION OF THE SPECIAL MEETING PROPOSAL

VOTING PROCEDURES

    Healthdyne has indicated that each of the Proposals will be approved if the number of votes cast in favor of such Proposal exceeds the number of votes cast against such Proposal, assuming a quorum is present or otherwise represented, which is the general standard for shareholder action under Georgia law. Healthdyne has further informed Invacare that the section of its By-Laws which purports to require an affirmative vote of a majority of all Shares outstanding and entitled to vote in order for the shareholders to take any action with respect to the By-Laws, including the adoption of any of the Proposals, is not operative because it was not adopted by the shareholders as required under Georgia law.

    Only Shares that are voted in favor of a particular Proposal will be counted toward such Proposal attaining the necessary affirmative vote. Shares considered present at the Annual Meeting that are not voted for a particular Proposal (including broker non-votes and abstentions), and Shares present by proxy where the shareholder properly withheld authority to vote for such Proposal, will not be counted either for or against the approval of such Proposal.

OTHER PROPOSALS

    Except as set forth above, Invacare is not aware of any proposals to be brought before the Annual Meeting. Should other proposals be brought before the Annual Meeting, the persons named on the GOLD Annual Meeting proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of Invacare as determined by Invacare in its sole discretion, in which event such persons will vote on such proposals at their discretion.

                                PROXY PROCEDURES

    The accompanying GOLD Annual Meeting proxy card will be voted at the Annual Meeting in accordance with your instructions on such card. You may vote FOR the election of Invacare's Nominees as the directors of Healthdyne and FOR the adoption of its Proposals or withhold authority to vote for the election of the Nominees or for any of the Proposals by marking the proper boxes on the GOLD Annual Meeting proxy card. You may also withhold your vote for any of the Nominees by writing the name of such nominee in the space provided on the GOLD Annual Meeting proxy card. IF NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES REPRESENTED BY THE GOLD ANNUAL MEETING PROXY CARD FOR THE ELECTION OF ALL OF INVACARE'S NOMINEES AND FOR THE ADOPTION OF ALL ITS PROPOSALS PROVIDED THAT YOU HAVE SIGNED THE PROXY CARD.

    IN ORDER FOR YOUR VIEWS ON THE ABOVE-DESCRIBED MATTERS TO BE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED GOLD ANNUAL MEETING PROXY CARD AND RETURN IT TO INVACARE, C/O MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010, IN THE ENCLOSED ENVELOPE, OR BY FAX TO (212) 929-0308, IN TIME TO BE VOTED AT THE ANNUAL MEETING. EXECUTION OF THE GOLD ANNUAL MEETING PROXY CARD WILL NOT AFFECT YOUR RIGHT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO INVACARE OR TO THE SECRETARY OF HEALTHDYNE, OR BY VOTING IN PERSON AT THE ANNUAL MEETING. ALTHOUGH A REVOCATION IS EFFECTIVE IF DELIVERED TO HEALTHDYNE, INVACARE REQUESTS THAT EITHER THE ORIGINAL OR COPIES OF ALL REVOCATIONS BE MAILED OR FAXED TO INVACARE IN CARE OF MACKENZIE PARTNERS AT THE ADDRESS OR FACSIMILE NUMBER SET FORTH ON THE BACK COVER OF THIS PROXY STATEMENT SO THAT INVACARE WILL BE AWARE OF ALL REVOCATIONS AND CAN MORE ACCURATELY DETERMINE HOW MANY PROXIES HAVE BEEN RECEIVED FROM THE HOLDERS OF RECORD ON THE RECORD DATE OF OUTSTANDING SHARES. IF YOU DO NOT VOTE IN PERSON AT THE ANNUAL MEETING, ONLY YOUR LATEST DATED PROXY FOR THE ANNUAL MEETING WILL COUNT.

    Only holders of record as of the close of business on the Record Date will be entitled to vote. If you were a shareholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell such Shares after the Record Date. Accordingly, it is important that you vote the

Shares held by you on the Record Date, or grant a proxy to vote such Shares on the GOLD Annual Meeting proxy card, even if you sell such Shares after the Record Date.

    If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such Shares and ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. Accordingly, you should contact the person responsible for your account and instruct that person to execute on your behalf the GOLD Annual Meeting proxy card as soon as possible.

                       BACKGROUND OF ACQUISITION PROPOSAL

    In the late summer of 1996, Thomas R. Miklich, Chief Financial Officer and General Counsel of Invacare, contacted Robert Johnson, a Senior Vice President of Healthdyne, and indicated that Invacare would be interested in discussing a potential combination of the two entities. Mr. Johnson responded shortly thereafter that the Board of Directors of Healthdyne had determined that Healthdyne was not for sale. A brief time later, A. Malachi Mixon, III, Chairman and Chief Executive Officer of Invacare, called Craig B. Reynolds, President and Chief Executive Officer of Healthdyne, with the intent of inquiring again about a potential combination. His call was not returned by Mr. Reynolds. Mr. Mixon then suggested to an acquaintance who had a business relationship with the former parent of Healthdyne that a combination of Invacare and Healthdyne would be beneficial to the shareholders of both, and requested that the acquaintance let Parker H. Petit, Chairman of the Board of Directors of Healthdyne, know of Invacare's interest. Within a few days, Mr. Mixon received a terse voice mail message from Mr. Petit in which Mr. Petit stated and then repeated, that Healthdyne was not for sale. Less than a week after receiving Mr. Petit's voice mail message, Mr. Mixon encountered Mr. Reynolds at a trade show and suggested that Invacare and Healthdyne meet to discuss the potential for a transaction as he felt it would be beneficial for shareholders of both companies. Mr. Reynolds responded that he was not in a position to schedule such a meeting because the Board of Directors of Healthdyne had previously decided that Healthdyne was not for sale.

    On January 2, 1997, Mr. Mixon called Mr. Reynolds and was told that he was in a meeting and was unable to take Mr. Mixon's call. Mr. Mixon then indicated that he was faxing a confidential letter and requested that Mr. Reynolds' secretary hand the letter directly to Mr. Reynolds. He then asked that Mr. Reynolds call him once he had the opportunity to review the letter. Mr. Reynolds did not and has not to date called Mr. Mixon. The text of the January 2, 1997 letter is as follows:

        January 2, 1997

        Mr. Craig B. Reynolds
        President & CEO
        Healthdyne Technologies, Inc.
        1255 Kennestone Circle
        Marietta, GA 30066

        Dear Craig:

           I am writing this letter to follow up on our communication several weeks ago, which I am disappointed did not result in more specific discussions at that time. We believe that there are clear and compelling advantages to both Invacare Corporation and Healthdyne Technologies from the combination of our two companies and that such a transaction would create great value for each of our companies and our respective stockholders. We therefore propose that Invacare Corporation acquire Healthdyne Technologies through a negotiated merger transaction in which Healthdyne stockholders would receive $12.50 in cash for each share of outstanding common stock. This price would represent a premium of more than 40% over your closing stock price on December 31, 1996.

           As I am sure you are aware, Invacare is an important participant in the medical device market, with annual sales in excess of $600 million. We have, as you do, an enviable reputation for the quality of our products and service. We are extremely impressed with the businesses you and your management team have developed and the manner in which they complement our businesses. We believe the complementary aspects of our two companies' products, customers and distribution capabilities would enable the combined entity to be an even more effective competitor.

           We are prepared to meet with you or your representatives at your earliest convenience to discuss our proposal and begin negotiations of definitive documentation, which we are confident could be quickly and successfully concluded. We have committed bank facilities in place sufficient to fund the proposed transaction.

           Of course, our proposal contemplates, among other things, the negotiation and execution of mutually acceptable definitive merger and other agreements containing provisions customary for transactions of this type, the receipt of any required regulatory approvals and third-party consents, the operation of Healthdyne in the ordinary course, and the taking of all necessary actions to eliminate the applicability of, or to satisfy, any anti-takeover or other defensive provisions contained in the applicable corporate statutes or Healthdyne's charter and by-laws (including Healthdyne's poison pill). We do not expect anti-trust concerns to provide a significant hurdle to the closing of the transaction.

           We hope that you and your Board of Directors will view this proposal as we do--an excellent opportunity for the stockholders of Healthdyne to realize full value for their shares to an extent not likely to be available to them in the marketplace. In the context of a negotiated, friendly transaction, we are prepared to discuss all aspects of our proposal fully with you, including structure, economics and your views as to the proper roles for our respective managers and employees in the combined company. We wish, and are prepared, to enter into immediate discussions with you and your directors, management and advisors to answer any questions about our proposal and to proceed with negotiations leading to the execution of a definitive merger agreement.

           We hope that you will agree that the best way to proceed at this point would be to begin confidential, non-public discussions to see if we can negotiate a transaction that can be presented to your stockholders as the joint effort of Invacare's and Healthdyne's Board of Directors and management. At this point, therefore, we hope this letter and its contents will remain private between us.

           We would appreciate it if you and your Board of Directors will give this proposal prompt and serious consideration. We would request a response as soon as possible, and preferably no later than January 10, 1997.

           We are enclosing copies of this letter, as well as information on Invacare, for distribution to Mr. Petit and the other members of the Board of Directors so they can familiarize themselves with our proposal and our company.

           I hope you and yours had a happy and healthy holiday season and wish you all the best for the New Year.

                                          Sincerely,

                                          A. Malachi Mixon, III
                                          Chairman and CEO

        On January 8, 1997, Mr. Reynolds sent the following letter to Mr. Mixon:

        January 8, 1997

        A. Malachi Mixon, III
        Chairman & CEO
        Invacare Corporation
        899 Cleveland Street
        P.O. Box 4028
        Elyria, OH 44036-2125

        Dear Mr. Mixon:

           Thank you for your letter dated January 2, 1997. I am forwarding your letter together with enclosures to our Board of Directors for review. The Board of Directors some time ago established procedures for reviewing inquiries of this sort. The Board will review your letter at its next regularly-scheduled Board Meeting in February, and you can expect the Company's response thereafter.

           Thank you for the kind statements in your letter concerning the Company's reputation for the quality of our products and service.

                                          Sincerely,

                                          Craig B. Reynolds
                                          President and Chief Executive
                                          Officer

        On January 10, 1997, Invacare issued the following press release and sent the letter reprinted therein to Healthdyne:

                       INVACARE CORPORATION OFFERS TO ACQUIRE
                 HEALTHDYNE TECHNOLOGIES, INC. FOR $12.50 PER SHARE

           Elyria, Ohio--(January 10, 1997)--Invacare Corporation announced today that it has offered to acquire Healthdyne Technologies, Inc. in a negotiated merger transaction for $12.50 per share in cash. The offer was originally made in a private letter to Healthdyne delivered on January 2, 1997. After Healthdyne responded in writing that its Board of Directors would not consider the offer until its February Board meeting, Invacare determined to publicly confirm its offer in a letter to Healthdyne dated January 10, 1997. The offered price represents more than a 40% premium over Healthdyne's closing stock price on December 31, 1996, the last trading day prior to the date the original proposal was made. Based on the prospects and synergies that can be identified from publicly available information, Invacare believes that the acquisition will be accretive to its earnings per share within 12 to 18 months.

           The full text of Invacare's January 10, 1997 letter to Mr. Craig B. Reynolds, President and CEO of Healthdyne Technologies, Inc., is as follows:

           Thank you for your letter of January 8, 1997 noting that your Board of Directors will consider our January 2, 1997 acquisition proposal to acquire Healthdyne Technologies, Inc. at $12.50 per share in cash at its next regularly scheduled meeting in February. We are pleased that Healthdyne's Board of Directors plans to consider our proposal, but we are disappointed that Healthdyne has chosen to defer its consideration for such a long time without seeking any discussions with us. We had expected that an acquisition proposal offering a 40% premium over your year-end stock price would have encouraged a prompt and constructive dialogue. We continue to believe that there are clear and compelling advantages to both Invacare Corporation and Healthdyne from the combination of our two companies and that such a transaction would create great value for each of our companies and our respective stockholders. As a result, we feel obligated and are fully committed to pursue this matter more expeditiously.

           We hereby reiterate our offer to acquire Healthdyne
       Technologies, Inc. through a negotiated merger transaction in which Healthdyne stockholders would receive $12.50 in cash for each share of outstanding common stock.

           Because of the critical importance of our offer to the stockholders of both Healthdyne and Invacare, and because of the length of time until your Board of Directors may consider our offer, particularly in light of the recent unusual trading volumes in Healthdyne's stock, we feel compelled to release this letter publicly. We believe that the stockholders of Healthdyne will enthusiastically support our offer, and that your Board of Directors should have the benefit of the reaction of Healthdyne's stockholders in evaluating our offer. We continue to be interested in meeting with you to give you the opportunity to discuss our offer and to begin negotiations of definitive documentation, which we are confident could be quickly and successfully concluded.

           We have committed bank facilities in place sufficient to fund the proposed transaction. We are the owners of approximately 4.9% of Healthdyne's outstanding common stock.

           As we have said before, Invacare is an important participant in the medical device market with annual sales in excess of $600 million. We have, as you do, an enviable reputation for the quality of our products and services. We are extremely impressed with the businesses you and your management team have developed and the manner in which they complement our businesses. We believe the complementary aspects of our two companies' products, customers and distribution capabilities would enable the combined entity to be an even more effective competitor.

           Of course, this offer is subject to, among other things, the negotiation and execution of mutually acceptable definitive merger and other agreements containing provisions customary for transactions of this type, the receipt of any required regulatory approvals and third-party consents, the operation of Healthdyne in the ordinary course, the taking of all necessary actions to eliminate the applicability of, or to satisfy, any anti-takeover or other defensive provisions contained in the applicable corporate statutes or Healthdyne's charter and by-laws (including Healthdyne's poison pill) and the absence of any actions by Healthdyne's Board which would seek to frustrate our offer. We do not expect anti-trust concerns to provide a significant hurdle to the closing of the transaction.

           We note from your public filings that Healthdyne has in place a number of provisions that may be fairly characterized as defensive in nature. We would request that you satisfy or eliminate their applicability to our offer and that you not implement or take any action to trigger any additional defensive measures that could adversely affect the ability of your stockholders to ultimately express their views on, or receive the benefits of, our offer, or enter into any significant transactions or take any other actions that could impede or necessitate an adjustment to the terms of our offer.

           We believe that you and your Board of Directors should carefully and promptly consider this offer and view it as we do--an excellent opportunity for the stockholders of Healthdyne to realize full value for their shares to an extent not likely to be available to them in the marketplace absent our offer. We are certain that, upon reflection, you and your fellow members of the Board of Directors will recognize the extraordinary opportunity that our offer presents Healthdyne and its stockholders. In the context of a negotiated, friendly transaction, we would be prepared to discuss all aspects of our offer fully with you.

           We hope that you and your Board of Directors will give our offer prompt and serious consideration so that we may move forward, in our preferred course, to a negotiated transaction which can be presented to your stockholders as the joint effort of Invacare's and Healthdyne's Board of Directors and management. We would request that you accelerate your Board of Directors' review of our offer and confirm to us as soon as possible that your Board of Directors will consider our offer shortly.

    Following Invacare's January 10 press release, Healthdyne issued a press release on January 10, in which it stated that its Board of Directors would consider Invacare's proposal in due course.

    On Friday, January 24, 1997, Healthdyne issued a press release stating that its Board of Directors had "unanimously rejected" Invacare's January 10 offer, adding that "[t]he Board has not been and is not seeking to sell Healthdyne." Healthdyne also stated that it had received the opinion of its investment bankers that the $12.50 per Share offer was "grossly inadequate", and indicated that Healthdyne planned to release in early February information concerning various developments and potential developments which Mr. Reynolds asserted had not been "fully appreciated by the investment community." Later that day, Healthdyne filed with the Commission a Current Report on Form 8-K which disclosed that on January 23, 1997, after Invacare had made public its interest in an acquisition of Healthdyne, Healthdyne's Board of Directors had amended the By-Laws to (i) elect that Healthdyne be governed by the Georgia Fair Price Statute and (ii) remove from the By- Laws a provision requiring the annual meeting of shareholders to be held on the fourth Tuesday in April unless a different date was set by the Board of Directors. Neither action was disclosed in Healthdyne's press release issued earlier that day.

    On the following Monday, January 27, 1997, Invacare and I.H.H. commenced the Offer at an offer price of $13 per Share (the "Original Offer"), delivered to Healthdyne letters making requests for shareholder information under federal securities law and Georgia law, commenced the Defensive Tactics Litigation and issued the following press release:

           INVACARE CORPORATION LAUNCHES TENDER OFFER FOR HEALTHDYNE
             TECHNOLOGIES, INC. AT INCREASED PRICE OF $13 PER SHARE
                            AND COMMENCES LITIGATION

           Elyria, Ohio--(January 27, 1997)--Invacare Corporation announced today that its wholly owned subsidiary I.H.H. Corp. has commenced an all-cash tender offer for all outstanding shares of common stock of Healthdyne Technologies, Inc. at $13 per share, to be followed by a second-step merger in which holders of shares not validly tendered would receive the same per share price as in the offer.

           The tender offer price represents more than a 45% premium over Healthdyne's closing stock price on December 31, 1996, the trading day prior to Invacare's making its original acquisition proposal to Healthdyne on January 2, 1997, and reflects a $.50 per share increase over Invacare's previous offer to Healthdyne.

           A. Malachi Mixon, III, Chairman and Chief Executive Officer of Invacare, said: "We are surprised and disappointed that Healthdyne's Board of Directors has rejected our offer without even calling us or seeking any discussions with us whatsoever. We have difficulty understanding how our original offer, which represented more than a 40% premium over the prevailing market price, could have been viewed by Healthdyne, its Board of Directors or its financial advisors as 'grossly inadequate', especially since the Company's Chairman sold approximately one-third of his shares at prices ranging from $13.00 to $14.25 as recently as last May and June. While we, like Healthdyne's other stockholders, would certainly be interested in seeing and understanding the detailed information which the Company's management has claimed will improve its prospects and has promised for release in early February, we note that in recent periods the Company has disappointed its stockholders by failing to meet analysts' published expectations. However, because we remain fully committed to this acquisition on terms that bring value to the stockholders of both companies, we are increasing our offer price from $12.50 to $13 in the interests of completing this transaction expeditiously.

           "Although we would have preferred to have conducted discussions with Healthdyne regarding our offer and continue to look forward to the opportunity to do so, their rejection of our prior offer and continued refusal to have any discussions or contacts with us force us to make our offer directly to the stockholders in a manner which, under the tender offer rules, will require Healthdyne's Board to provide a prompt and more thorough response.

           "We hope that when Healthdyne's Board considers our increased offer it will view it as we do--an excellent opportunity for the stockholders of Healthdyne to realize full value for their shares to an extent not otherwise likely to be available to them. We continue to be interested in meeting with Healthdyne to discuss our offer in the hopes of promptly negotiating a mutually agreeable transaction. In the context of a negotiated transaction, we would consider discussing our offer price if Healthdyne's management is able to substantiate significant additional values to Invacare's satisfaction, and are prepared to discuss all other aspects of our offer fully with Healthdyne, including structure, form of consideration and the proper roles for our respective managers and employees in the combined company."

           Invacare also announced that it was commencing litigation against Healthdyne and certain of its directors to declare various defensive mechanisms, including Healthdyne's "poison pill" rights plan, illegal and to require Healthdyne and its Board of Directors to take certain actions to permit its stockholders to effectively consider the Invacare offer. Thomas R. Miklich, Chief Financial Officer and General Counsel of Invacare, said: "We regret the necessity of commencing litigation. However, among other defensive tactics, Healthdyne has a 'poison pill' containing certain unusual and draconian director-entrenching provisions, commonly referred to as 'dead-hand pill' restrictions, which purport, under certain circumstances, to prevent future directors from redeeming or otherwise nullifying the pill in connection with a proposed transaction which the future Board determines to be in the best interests of the Company and its stockholders. We believe that such restrictions are illegal and that Healthdyne has a duty to take actions to permit its stockholders to effectively consider our offer free of these and Healthdyne's other defensive provisions."

    On January 31, 1997, Healthdyne issued a press release and filed a Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") with the Commission, stating the recommendation by the Healthdyne Board that shareholders reject the Original Offer and the belief by the Healthdyne Board that the best means for providing value to shareholders was for Healthdyne to pursue its "strategic plan" and not be put up for sale. Healthdyne also stated in the Schedule 14D-9 that it had received a recommendation by Cowen & Company, Healthdyne's financial advisor, to the effect that the price offered pursuant to the Original Offer was "grossly inadequate".

    On February 3, 1997, Healthdyne issued a press release announcing its fourth-quarter earnings information and purporting to "describe in more detail" Healthdyne's "strategic plan".

    On February 13, 1997, Mr. Petit sent a letter to Healthdyne shareholders again urging them to reject the Original Offer and put their trust in Healthdyne's management to execute the "strategic plan". Among other things, Mr. Petit claimed that the Original Offer was being made at a "bargain price" which was "more than $1 a share less than the price at which [Healthdyne] stock was trading at the time Invacare made its tender offer. . .", but failed to mention that the trading price he was referring to already reflected the public announcement of Invacare's interest in an acquisition of Healthdyne.

    On February 14, 1997, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the Offer expired.

    On February 25, 1997, Invacare issued the following press release:

                  INVACARE CORPORATION ANNOUNCES EXTENSION OF
                    TENDER OFFER FOR HEALTHDYNE TECHNOLOGIES

           Elyria, Ohio--(February 25, 1997)--Invacare Corporation announced today that its wholly owned subsidiary I.H.H. Corp. has extended its $13 per share tender offer to purchase all the outstanding shares of common stock of Healthdyne Technologies, Inc. until 6:00 p.m., New York City time, on Monday, March 24, 1997, unless further extended in the manner described in the Offer to Purchase dated January 27, 1997. The offer had been scheduled to expire at midnight, New York City time, on Monday, February 24, 1997. Through such date approximately 2,018,145 shares of Healthdyne common stock had been validly tendered in connection with the offer, which, together with the 600,000 shares owned by Invacare, constitutes more than 20% of outstanding Healthdyne common stock, based on the most recent information provided by Healthdyne.

           A. Malachi Mixon, III, Chairman and Chief Executive Officer of Invacare, said: "We are pleased at the support we have received so far from Healthdyne's shareholders, a number of whom have tendered at this preliminary stage despite the fact that Healthdyne has to date refused to remove its defensive mechanisms and allow its shareholders a chance to take advantage of our offer.

           "Our offer represents a more than 45% premium over Healthdyne stock's closing price on the trading day before we made our initial acquisition proposal. We believe that recent market prices reflect the continued existence of our offer, as well as possible speculation that an increased price will ultimately be paid for Healthdyne by us or a third party. However, in the more than seven weeks since we made our first acquisition proposal to Healthdyne, there has been no indication of any other party expressing an interest in the acquisition of Healthdyne (which may partly explain the steady decline in the spread of the trading price over our offer price). Of course, if Healthdyne should decide to conduct discussions with potential acquirors, as we presume they have so far failed to do since they have not provided any such disclosure in an amendment to their tender offer recommendation, we believe that they would be obligated to include us in order to fulfill their fiduciary duties to their shareholders.

           "As for us, we have stated repeatedly that we would be interested in meeting with Healthdyne and would be prepared to discuss our offer price, among other things, if Healthdyne's management is able to substantiate significant additional values to our satisfaction, but only on terms that bring value to the shareholders of both Invacare and Healthdyne. We're confident that over time even more shareholders will appreciate our offer as the best way to maximize value and will tender their shares."

    On March 4, 1997, Mr. Reynolds and Mr. Petit sent yet another letter to Healthdyne shareholders repeating the information regarding the level of tenders already provided in Invacare's February 25, 1997 press release, stating that they "fully expect[ed]" Invacare to continue its attempt to acquire Healthdyne, advising shareholders that they "may be receiving additional mailings and telephone calls from Invacare", and repeating previous suggestions that tendering shareholders withdraw from the Original Offer, among other things. However, Messrs. Reynolds and Petit also stated in their March 4 letter that they "hope[d] to minimize the volume of mail sent" to Healthdyne shareholders and "plann[ed] to minimize the cost" of mailings to the shareholders by "avoiding unnecessary communications."

    On Thursday, March 20, 1997, Invacare, as a shareholder of Healthdyne, delivered the Invacare Nomination and Proposal Notice to Healthdyne pursuant to the By-Laws notifying Healthdyne of Invacare's intent to nominate the Nominees and make the Proposals at the Annual Meeting, and issued the following press release:

                 INVACARE SUBMITS BOARD SLATE AND PROPOSALS TO
                   HEALTHDYNE TECHNOLOGIES FOR ANNUAL MEETING

           Elyria, Ohio--(March 20, 1997)--Invacare Corporation announced today that it has provided notice to Healthdyne Technologies, Inc. of its intention to nominate seven director candidates at Healthdyne's upcoming (but as yet unscheduled) 1997 annual meeting.

           In the notice given to Healthdyne, Invacare also submitted a set of corporate governance bylaw amendments for consideration by shareholders at the annual meeting. The proposed amendments are designed to facilitate the change in the Board and the consummation of Invacare's fully-financed, premium tender offer; prevent manipulation by the current Board of Healthdyne's by-laws and of the size of the Board to be elected at the annual meeting; allow for a special meeting to be called by shareholders owning 10% of the Company's stock; and cause the existing Board to eliminate the Company's "dead-hand" pill provisions.

           Invacare has submitted the slate and proposals to Healthdyne at this time in order to comply with the Company's advance notification bylaw, which requires notifying Healthdyne prior to Tuesday, March 25, 1997.

           A. Malachi Mixon, III, Chairman and Chief Executive Officer of Invacare, said, "We are very proud to assemble this exceptionally strong slate of seven well-qualified, independent candidates. Given the Company's refusal to date to sit down and talk to us regarding our fully-financed, premium tender offer, we are forced to take this action now to preserve our rights to seek replacement of the Board and make related proposals at the annual meeting."

           "We urge the Board of Healthdyne to spare their shareholders the expense and delay of proceeding with a proxy contest, abandon their 'not-for-sale' position and begin discussions with us so that all shareholders can receive immediate value for their investment."

           Although Healthdyne held last year's annual meeting on May 23 and the previous year's meeting in April, it has yet to announce either a record date or meeting date for the 1997 annual meeting. Thomas R. Miklich, Chief Financial Officer and General Counsel of Invacare, said, "Shortly after we announced our interest in acquiring Healthdyne, their Board of Directors amended their bylaws to eliminate the long-standing provision that set the fourth Tuesday in April as the date for annual meetings unless an alternative date was designated by the Board. Invacare believes that the Healthdyne Board is obligated by its fiduciary duties and Georgia law to hold its annual meeting promptly and intends to request the courts to order the meeting to be held if Healthdyne does not call the meeting on a timely basis."

           The Invacare candidates nominated for election at the annual meeting are Messrs. Nicholas J. DiCicco, Jr., Donald F. Hastings, Jack Kahl, Jr., Ernest Peter Mansour, Jon H. Outcalt, James Allen Rutherford and Bill R. Sanford.

           Mr. DiCicco has been President and Chief Executive Officer of Midwestern National Life Insurance Company of Ohio since 1975.

           Mr. Hastings has been Chairman of the Board of the Lincoln Electric Company, a welding products manufacturer, since 1992, and was also Chief Executive Officer of The Lincoln Electric Company from 1992 to 1996.

           Mr. Kahl has been Chairman of the Board and Chief Executive Officer of Manco, Inc., a company specializing in the production of heavy duty adhesive tape, since 1971. He is currently a member of the Board of Directors of Royal Appliance MFG. Co. and Applied Industrial Technologies, Inc.

           Mr. Mansour is managing partner of the Cleveland law firm of Mansour, Gavin, Gerlack & Manos Co., L.P.A.

           Mr. Outcalt has been Chairman of the Board of NCS Healthcare, Inc. since 1986 and Senior Vice President of Alliance Capital Management from 1975 until 1995. He serves on the Boards of Myers Industries, Inc. and Ohio Savings Financial Corp.

           Mr. Rutherford is Chairman and Managing Director of Wingset Investments Ltd., a technology venture fund. He is a member of the of the Boards of Ciber, Inc. and Symix Systems, Inc.

           Mr. Sanford is Chairman, President and Chief Executive Officer of STERIS Corporation, an infection prevention and surgical support company. He is a Board member of KeyBank, N.A.

           Invacare's $13 per share tender offer is currently scheduled to expire at 6:00 p.m. on Monday, March 24, 1997, unless extended.

    Shortly after delivering the Invacare Nomination and Proposal Notice and issuing the above press release on March 20, Invacare learned of proposed legislation (the "Director-Entrenchment Legislation") introduced in the Georgia state Senate in the late afternoon of that day (and which, Invacare later confirmed, had been engineered by Healthdyne and its Board of Directors) which, if adopted, would amend the GBCC to provide, among other things, that every publicly-held corporation incorporated in the State of Georgia, including Healthdyne, would be required to have a "staggered" board of directors and that the shareholders of such corporations would only be permitted to remove directors for extreme circumstances unrelated to Healthdyne's performance. See "Director-Entrenchment Legislation", below.

Invacare then engaged additional advisors to assist in communicating to the Georgia legislative community its opposition to the Director-Entrenchment Legislation and, in the morning of Friday, March 21, 1997, issued the following press release:

                 INVACARE FAULTS PROPOSED GEORGIA LAW MANDATING
                    STAGGERED BOARDS FOR GEORGIA COMPANIES;
                SUSPECTS HEALTHDYNE TECHNOLOGIES BEHIND PROPOSAL

           Elyria, Ohio--(March 21, 1997)--A. Malachi Mixon, III, Chairman and Chief Executive Officer of Invacare Corporation made the following comment regarding an anti-takeover proposal introduced yesterday as a last minute amendment to a routine bill in the Georgia legislature. This bill could be passed as early as today and, if adopted, would have a substantial adverse impact on shareholders of Healthdyne Technologies, Inc. and other public Georgia companies which elect their entire Board of Directors annually:

           "We are incredulous to find out that an eleventh hour bill has been introduced that would impose a 'staggered board' scheme on all publicly-held Georgia companies. Under a staggered board scheme only one third of a board would stand for election each year, thus entrenching the remaining two thirds. Virtually every state in America requires a shareholder vote to approve a staggered board. The effect of this proposed bill would be to deprive all investors in Georgia publicly traded companies of their right to decide whether they should be able to elect an entire board at each year's meeting. The bill also contains other provisions that would entrench management at the expense of shareholders, including stripping shareholders of their current right to remove directors for any reason."

           "We strongly suspect that Healthdyne's board and management, who are the most obvious beneficiaries of this bill, are behind this proposal. This proposed bill was introduced on the same day that Healthdyne received Invacare's notice of nomination of directors to replace the entire Healthdyne board of directors at their upcoming annual meeting."

           "Without this bill Healthdyne's entire Board must stand for re-election at the upcoming 1997 Annual Meeting. This bill, if passed, would entrench the Board well into 1998 and permit the Board to frustrate the wishes of the rightful owners of Healthdyne. Shareholders of Georgia corporations like Healthdyne should continue to have the right to make this basic governance decision, not the state legislature."

           "We hope the Georgia legislature will recognize this last minute bill for what it is: an attempt to entrench the incumbent management of one company at the expense of shareholders of all Georgia companies."

           "Shareholders of all Georgia companies who elect their entire Board annually, including Healthdyne, should be outraged at this bill and should contact the Georgia legislature and Governor and the management of their companies as soon as possible to express their opposition."

           As previously announced, Invacare is proposing a slate of seven director nominees and set of corporate governance bylaw amendments for consideration by shareholders at the annual meeting.

           The Invacare candidates nominated for election at the annual meeting are Messrs. Nicholas J. DiCicco, Jr., Donald F. Hastings, Jack Kahl, Jr., Ernest Peter Mansour, Jon H. Outcalt, James Allen Rutherford and Bill R. Sanford. The proposed amendments are designed to facilitate the change in the Board and the consummation of Invacare's fully-financed, premium tender offer; prevent manipulation by the current Board of Healthdyne's by-laws and of the size of the Board to be elected at the annual meeting; allow for a special meeting to be called by shareholders owning 10% of the Company's stock; and cause the existing Board to eliminate the Company's "dead-hand" pill provisions.

           Invacare's $13 per share tender offer is currently scheduled to expire at 6:00 p.m. on Monday, March 24, 1997, unless extended.

    Also on March 21, 1997, following the issuance of Invacare's press release, Healthdyne announced that on the previous day, March 20, its Board of Directors had adopted the Special Meeting Delaying Amendments to the By-Laws which, among other things, purport to permit Healthdyne and its Board of Directors to delay a special meeting for more than four months after receiving the requisite shareholder demands. In its announcement, Healthdyne claimed that the By-Law amendments had been adopted before Healthdyne received the Invacare Nomination and Proposal Notice, despite the fact that the amendments were not announced until well into the following day. Healthdyne also announced that on March 20, just prior to publicly launching its legislative effort to strip its shareholders of critical rights, the Board of Directors had approved Healthdyne's entering into indemnification agreements with its directors and officers, which agreements, among other things, attempt to insulate Healthdyne's directors and officers from liability for any actions taken or failing to be taken by them in such capacities, presumably including any actions with respect to the legislative efforts.

    On the same day, Friday, March 21, the Georgia state Senate passed the bill containing the Director-Entrenching Legislation but scheduled it for a vote for reconsideration on Monday, March 24. On March 24, Invacare sent the following letter to the Council of Institutional Investors, which was holding its annual meeting in Washington, D.C.:

       March 24, 1997

       Members, Council of Institutional Investors
       Ms. Sarah Teslik, Executive Director
       Suite 512
       1730 Rhode Island Avenue, N.W.
       Washington, D.C. 20036

           RE: IMPORTANT CORPORATE GOVERNANCE
               ALERT--NEGATIVE LEGISLATION PENDING

       Dear Members and Ms. Teslik:

           As you convene for your spring meeting of the Council of Institutional Investors in Washington, D.C., we think that it is important to make you fully aware of a corporate governance battle that is being waged before the Georgia state legislature even as you meet. As you may know, Invacare Corporation has made a public tender offer for all of the outstanding common stock of Healthdyne Technologies, Inc. In response to the Invacare offer, Healthdyne and its advisors sponsored an eleventh-hour amendment to a routine bill in the Georgia legislature that, if enacted, would substantially alter the balance of power between shareholders and boards of directors of publicly held Georgia corporations.

           This bill, which was passed by the Georgia state Senate on Friday, is designed to entrench management at the expense of the rights of shareholders. Although these amendments were proposed in the context of one takeover battle, the implications of the bill affect corporate governance rights for all shareholders in Georgia public corporations and could signal a dangerous corporate governance trend in other states as well. The proposed amendment has not yet been acted upon by the Georgia House of Representatives but is up for reconsideration by the Georgia state Senate TODAY. Therefore, we urge you to take immediate action to make your voice heard in opposition to this legislation.

           As explained in more detail in the summary attached to this letter, the bill as proposed would, among other things, (i) automatically stagger the terms of the directors of all publicly traded Georgia corporations, (ii) prevent shareholders from removing directors of publicly traded Georgia corporations except for narrowly defined "cause" unrelated to the performance of the company and (iii) prevent shareholders of publicly traded Georgia corporations from adopting bylaws that limit the authority of the board of directors. This bill, if enacted, would substantially immunize boards of directors of publicly traded Georgia corporations from accountability to or removal by their own shareholders. For the next two years, only the board of directors would have the ability to "opt out." After March 1, 1999, a supermajority two-thirds would be required for the shareholders to escape the burden of these provisions on their own.

           The proposed bill has implications for you that go far beyond the proposed transaction between Invacare and Healthdyne or the effect of this particular director-entrenching measure on Georgia corporations. Currently, Georgia and virtually every other state requires shareholder approval to adopt a staggered board. Under the proposed bill, shareholders of publicly held Georgia corporations are automatically stripped of their right to decide whether they can elect an entire board at each annual meeting.

           Shareholders, not state legislatures manipulated by individual local boards of directors, must continue to have the right to make basic corporate governance decisions. If this type of misuse of legislative power can happen in Georgia, it can happen anywhere, substantially undercutting the ability of shareholders to decide whether to accept acquisition proposals and exercise control over their boards of directors. Even companies that already have staggered boards and other anti-takeover protections in place will be encouraged to influence the local legislature to make other bad laws for "good friends". State laws should not be amended merely to further the interests of one party in a private dispute, especially when the implications are as far-reaching as those of the proposed Georgia legislation. Unless this process in Georgia can be stopped immediately, it will set a dangerous precedent and could undermine the potential value of all your investments, whether in Georgia or elsewhere.

           For the reasons described above, we hope that you agree that the proposed legislation to amend Georgia corporate law is not in the best interests of all shareholders of publicly held Georgia corporations and signals a dangerous trend of state legislators interfering with shareholder rights to benefit local political agendas. The Georgia legislation is being considered, and could be enacted, as early as TODAY. Your immediate help is needed to stop this extraordinary usurpation of shareholder rights. Please help us communicate a strong message to the Georgia General Assembly by filling in the attached "message" and faxing it back to us TODAY at (404) 347-9080.

           We also urge you to call the Georgia legislators named on the attached list and let them hear your views against this proposed legislation or call Thomas S. Chambless (912/436-1548), Pete Robinson (706/649-3080) or Betsey Weltner (404/347-9860) for more information on how you can help in the fight against this anti-shareholder, director-entrenching legislation. Even if the Georgia state Senate fails to reconsider this legislation today, we will continue to fight and hope that we can count on your support.

           We look forward to your support in our fight of these outrageous attempts to manipulate the corporate laws of Georgia for the benefit of seven individuals, the current board of directors of Healthdyne.

                                          Sincerely,

                                          A. Malachi Mixon, III
                                          Chairman and CEO
                                          Invacare Corporation

    Later in the day on March 24, the Georgia state Senate, in a 26-26 tie vote, failed to decide to reconsider the bill containing the Director-Entrenchment Legislation. Uncertain of the eventual outcome of the Director-Entrenchment Legislation and facing a possible technical deadline under the By-Laws for notification of shareholder proposals, Invacare was forced to submit a supplemental notice to Healthdyne on March 24 notifying Healthdyne of Invacare's intent, if the Director-Entrenchment Legislation were to be enacted as law, to make additional proposals at the Annual Meeting that the shareholders resolve to demand that Healthdyne and its Board of Directors (i) "opt-out" of the Director-Entrenchment Legislation or any similar provisions and (ii) immediately act to permit Healthdyne to be acquired pursuant the Offer and the Merger or another transaction offering demonstrably greater value; since the Director-Entrenchment Legislation has been resoundingly defeated, Invacare does not intend to make such proposals at the Annual Meeting and is not soliciting or accepting proxies with respect thereto. At the close of business on March 24, Invacare issued the following press release:

                  INVACARE CORPORATION ANNOUNCES EXTENSION OF
                    TENDER OFFER FOR HEALTHDYNE TECHNOLOGIES

           Elyria, Ohio--(March 24, 1997)--Invacare Corporation announced today that its wholly owned subsidiary I.H.H. Corp. has extended its $13 per share tender offer to purchase all the outstanding shares of common stock of Healthdyne Technologies, Inc. until 6:00 p.m., New York City time, on Monday, April 7, 1997, unless further extended in the manner described in the Offer to Purchase dated January 27, 1997. The offer had been scheduled to expire at 6:00 p.m., New York City time, on Monday, March 24, 1997. As of 5:00 p.m. today, approximately 2,323,395 shares of Healthdyne common stock had been validly tendered in connection with the offer, which, together with the 600,000 shares owned by Invacare, constitutes 23% of outstanding Healthdyne common stock, based on the most recent information provided by Healthdyne.

           A. Malachi Mixon, III, Chairman and Chief Executive Officer of Invacare, said: "We are pleased at the support we have received so far from Healthdyne's shareholders, and trust that our announcement of our seven highly-qualified director nominees and our shareholder proposals will further garner that support."

           "Based on Healthdyne's delay in calling their annual meeting and their desperate and extraordinary attempt to do an end-run around their own shareholders-- by trying to manipulate the Georgia legislature to strip Healthdyne's shareholders of critical shareholder rights by mandating staggered boards and other director-entrenching measures-- we can only assume that Healthdyne and its board are scared of what their own shareholders may say and do at the upcoming annual meeting."

           "If the Healthdyne shareholders want a staggered board, they can always approve one at the annual meeting on their own. We challenge Healthdyne to stop trying to hide behind the skirts of the Georgia legislature, schedule their annual meeting promptly, and let their own shareholders exercise their right to elect the entire board of directors and thereby decide who should run the company and whether it should be sold. In light of the attempts of Healthdyne's board and management to disenfranchise them, the Healthdyne shareholders should seriously consider whether they have any reason to place their trust and loyalty in the current directors and management team."

           "Nearly three months have passed, and unfortunately for Healthdyne shareholders, the company has done nothing to maximize shareholder value and no one has come forward with a better offer than ours. Given the recent precipitous drop in Healthdyne's stock price on news of the proposed legislation, the market price is clearly in response to our fully financed, premium tender offer, not to the Company's rosy suggestions about future performance. As we have stated repeatedly, we continue to be interested in meeting with Healthdyne in the hopes of promptly negotiating a mutually agreeable transaction and in that context would be prepared to discuss all aspects of our offer fully, including, if Healthdyne's management is able to substantiate additional value to our satisfaction, our offer price. We are frankly tired of Parker H. Petit, Healthdyne's Chairman, criticizing us as 'bargain-hunters' when he refuses to provide us any information which would justify a higher price."

    On Tuesday, March 25, 1997, the Georgia state House of Representatives voted overwhelmingly, by a more than 2-to-1 margin, to reject the Director-Entrenchment Legislation. After the Senate and the House of Representatives each voted to insist on their own actions, a joint conference committee was appointed to try to suggest a means to remedy the inconsistency.

    On Friday, March 28, 1997, Mr. Petit, despite his March 4 pledge to Healthdyne shareholders "to minimize the volume . . . [and] the cost" of mailings to them by "avoiding unnecessary communications," sent yet another letter to the shareholders in which he: reiterated his belief that Invacare's offer price was too low; repeated the information regarding the level of tenders already provided in Invacare's March 24, 1997 press release; stated that Invacare's Nominees could be expected to facilitate the Offer and the Merger; claimed that Healthdyne's efforts to engineer the Director-Entrenching Legislation were not "aimed at entrenching management"; pledged that if Healthdyne could not demonstrate greater shareholder value than Invacare's offer price that he would ask the Board of Directors "to take other action to enhance shareholder value"; and promised that shareholders would be pleased with first quarter results.

    Late in the evening on March 28, the joint conference committee rejected the Director-Entrenchment Legislation, following which the Georgia General Assembly recessed for the remainder of 1997.

    On Monday, March 31, 1997, Invacare issued the following press release and sent the letter reprinted therein from Mr. Mixon to Mr. Petit:

                 INVACARE ANNOUNCES INCREASE IN OFFER PRICE FOR
              HEALTHDYNE TECHNOLOGIES TO $13.50 AND EXTENDS OFFER

           Elyria, Ohio--(March 31, 1997) -- Invacare Corporation announced today that its wholly owned subsidiary I.H.H. Corp. has increased the price in its tender offer for all outstanding shares of common stock of Healthdyne Technologies, Inc. to $13.50 per share, net to the seller in cash without interest thereon, upon the other terms and subject to the conditions set forth in the Offer to Purchase dated January 27, 1997 and the related Letter of Transmittal, and has extended the tender offer to 6:00 p.m., New York City time, on Monday, April 28, 1997, unless further extended in the manner described in the Offer to Purchase. The increased offer represents a 52% premium over Healthdyne's stock price on the trading day before Invacare made its initial acquisition proposal.

           In addition, Invacare announced that A. Malachi Mixon, III, Chairman and Chief Executive Officer of Invacare Corporation, today sent a letter to Parker H. Petit, Chairman of the Board of Directors of Healthdyne, urging a meeting of the companies and, among other things, expressing concern about certain recent extraordinary actions taken by Healthdyne. The full text of the letter follows:

       Mr. Parker H. Petit
       Chairman
       Healthdyne Technologies, Inc.
       Kennestone Circle
       Marietta, GA 30066

       Dear Mr. Petit:

           I have read with interest your March 28 letter to your shareholders in which you again refer to our $13 per share tender offer as "grossly inadequate" and point to the fact that first quarter results will reflect improved performance. In fact, Invacare's offer is based on our hope that you can accomplish a turnaround in operating performance and meet estimates of $.70 per share for 1997. Frankly, however, we are concerned about Healthdyne management's ability to do so, not only because Healthdyne has failed to meet analysts' estimates in the past eight quarters, but also because we have heard in the marketplace that Healthdyne may have taken extraordinary actions meant to provide a short-term boost to first quarter earnings. For example, we have been informed that certain of your major independent sales representatives had their commissions summarily reduced by Healthdyne in early January, shortly after we made our offer to you. We have also been informed that some of your major customers were persuaded to purchase not only their first quarter requirements, but also future requirements through an extended dating payment program, with Healthdyne paying the storage costs of this channel-loading strategy. I fear the balance of Healthdyne's year will be penalized by such actions. We can only justify our offer if, in fact, your management team can produce consistent earnings, not one "window-dressed" quarter.

           Frankly, I hope that you will agree immediately to meet with me to discuss our offer. I am a reasonable and logical CEO whose first interest is in creating shareholder value; I hope you are too. Invacare is the world leader in the manufacture and distribution of home medical equipment. In fact, the January 1997 issue of FINANCIAL WORLD listed Invacare as one of America's fastest growing corporations out of a 10,000 public company universe. No other home medical equipment manufacturer was listed. Invacare management has met 28 consecutive quarters and seven consecutive years of Wall Street estimates. Even with that track record, Invacare currently trades at 16X 1997 forecasted earnings. How can you so cavalierly reject our $13 per share offer that already represents almost 30X your 1996 earnings and 19X your highest current 1997 analyst estimate? Even if you meet that optimistic estimate, it's hard to see how your shares can trade at or above our offer price in the absence of our bid. Furthermore, our bid is available today, unlike the speculative future trading value.

           Your unsuccessful attempt to hide behind the skirts of the Georgia legislation was clever but ill-conceived, resulting in tremendous and wasteful expense on both sides. Let's not continue to waste time and money on legal maneuvers.

           Under Georgia law, the Company must promptly hold an Annual Meeting of its shareholders. At this time the Company appears to have failed to take the customary steps necessary to hold its Annual Meeting in compliance with law and its fiduciary duties. We urge you to take such steps promptly so that we can avoid having to get the courts further involved.

           We both know that a shareholder meeting is imminent. Instead of spending money on a proxy fight and legal maneuvering, isn't now the time for us together to explore the combination of two excellent companies? Perhaps there are values or synergies about which I am unaware. As we have said repeatedly, if there are, we would consider adjusting our price upward. In any event, to show good faith, and in the hopes of accelerating this process, we are today increasing our offer price to $13.50 per share, a premium of 52% over the stock price before we made our first proposal to you. As a result of this increase, we are extending the expiration date of our tender offer to 6:00 p.m., New York City time, Monday, April 28, 1997, unless further extended.

           Please give this letter your most serious consideration.

                                          Sincerely,

                                          A. Malachi Mixon, III
                                          Chairman of the Board &
                                          Chief Executive Officer

           As previously announced, Invacare is proposing a slate of seven director nominees and a set of corporate governance bylaw amendments for consideration by shareholders at the annual meeting. Invacare's nominees are committed to taking all such actions necessary or appropriate (subject to any fiduciary duties they would have as directors) to approve and effectuate the consummation of Invacare's fully-financed, premium tender offer and proposed merger. The proposed amendments are designed to facilitate the change in the board and the consummation of Invacare's tender offer and proposed merger; prevent manipulation by the current board of Healthdyne's by-laws and of the size of the board to be elected at the annual meeting; allow for special meetings to be called by shareholders owning 10% of Healthdyne's stock; and cause the existing board to eliminate Healthdyne's "dead-hand" pill provisions.

           The tender offer had been scheduled to expire at 6:00 p.m., New York City time, on Monday, April 7, 1997. As of 4:00 p.m. today, approximately 2,195,978 shares had been tendered in connection with the offer, which, together with the 600,000 shares owned by Invacare, constitutes approximately 22% of outstanding Healthdyne common stock based on the most recent information provided by Healthdyne.

    On April 2, 1997, Mr. Petit sent a letter to Mr. Mixon stating that the Board of Directors had rejected the increased Offer and that Cowen & Company had advised that the Offer was "grossly inadequate" despite the price increase. Mr. Petit further stated that Healthdyne expected to have "excellent" first quarter earnings. In addition, Mr. Petit said that Healthdyne expected its stock to be valued in excess of the increased Offer price, suggested that Invacare drop the Defensive Tactics Litigation and claimed that Healthdyne was complying with all legal requirements regarding the scheduling of the Annual Meeting. The letter was included in an April 3, 1997 press release by Healthdyne which reiterated much of the same information and in which Mr. Petit claimed that the concerns raised by Invacare in its March 31 press release were "misinformation", "false" and "manipulative". Mr. Petit also stated in the press release that it was "clear that Invacare wants to force an early meeting" of shareholders, but did not indicate when the Annual Meeting would be held or why Healthdyne had not yet taken action necessary to hold the Annual Meeting in the same time period as its two previous annual meetings.

           On April 8, 1997, Invacare issued the following press release:

                    INVACARE SEEKING COURT ORDER COMPELLING
              HEALTHDYNE TECHNOLOGIES TO HOLD SHAREHOLDERS MEETING

           Elyria, Ohio--(April 8, 1997)--Invacare Corporation announced that it is seeking a court order to compel Healthdyne
       Technologies, Inc. to hold its 1997 Annual Meeting of Shareholders as promptly as possible and in any event by June 30, 1997.

           A. Malachi Mixon, III, Chairman and Chief Executive Officer of Invacare, said "Healthdyne's failure to schedule its annual meeting is yet another attempt to prevent its shareholders from exercising their rights to elect directors of their own choosing. Healthdyne's last two annual meetings were in May and April. Yet they have not taken any of the public actions, such as announcing meeting and record dates, sending out broker search cards and filing preliminary proxy materials, necessary to hold the 1997 meeting consistent with that timetable, and have refused to publicly disclose when they intend to hold the annual meeting. Indeed, the only actions the Healthdyne directors have taken so far with respect to the 1997 annual meeting have been attempts to end-run their own shareholders by a failed legislative effort to abolish shareholders' rights to elect a full board and by deletion of a by-law provision requiring annual meetings to be held on the fourth Tuesday in April unless otherwise scheduled."

           "We are perplexed that Parker H. Petit, Healthdyne's Chairman, thinks that our demands that Healthdyne hold its meeting in accordance with Georgia law and past practices will deny Healthdyne's shareholders an opportunity to make an informed decision with respect to our premium tender offer. There is no question that Healthdyne's first-quarter earnings, about which we have already expressed concern, will be available prior to the annual meeting, and Mr. Petit is free to make any other disclosures he thinks will support his rejection of our premium offer consistent, of course, with his fiduciary duties."

           "Unless Mr. Petit believes that he is entitled to delay a shareholders meeting until some unspecified time more than six months after Healthdyne's year-end when he decides the company has finally demonstrated 'progress', we cannot understand his objection to scheduling and holding the annual meeting promptly. Perhaps he is concerned that shareholders at the annual meeting will ask why Healthdyne missed Wall Street estimates for eight consecutive quarters, why Healthdyne's 1996 earnings dropped from 1995 levels, and why Mr. Petit disposed of approximately one-third of his Healthdyne stock in May and June while the stock was trading near its 1996 highs and shortly before its precipitous decline."

           "In any case, we believe that Healthdyne and its Board of Directors are required by Georgia law, their fiduciary duties and their own by-laws to hold the annual meeting promptly and not later than June 30, 1997, and intend to take all actions necessary to cause them to do so."

           As previously announced, Invacare is proposing a slate of seven director nominees and a set of corporate governance by-law amendments for consideration by shareholders at the annual meeting. Invacare's $13.50 per share tender offer for all outstanding shares of common stock of Healthdyne is currently scheduled to expire at 6:00 p.m. on Monday, April 28, 1997, unless extended in the manner described in the Offer to Purchase dated January 27, 1997, as amended and supplemented by the Supplement thereto dated April 4, 1997.

    On April 8, 1997, Healthdyne issued a press release announcing its first-quarter earnings information.

    On April 14, 1997, Healthdyne issued a press release announcing that its Board of Directors would be asked to schedule the Annual Meeting for late July and that it would seek a court ruling on the validity of the Dead-Hand Elimination Proposal. In the press release, Mr. Petit stated, among other things, that a meeting in late July would give shareholders the opportunity to consider Healthdyne's second-quarter results. On April 17, 1997, Healthdyne issued a press release announcing that it had scheduled its Annual Meeting for July 30, 1997.

    On April 28, 1997, Invacare issued the following press release:

                     INVACARE ACCEPTS BINDING JULY 30 DATE
                   FOR HEALTHDYNE TECHNOLOGIES ANNUAL MEETING

           Elyria, Ohio--(April 28, 1997)--Invacare Corporation announced today that Healthdyne Technologies, Inc. and Invacare have agreed to a consent order regarding Healthdyne's Annual Meeting. The consent order, which has been entered by the judge in the Georgia litigation, requires Healthdyne to hold its Annual Meeting on July 30, 1997, without any further extension or delay, so long as Invacare does not change the price or form of consideration offered in its tender offer within fifteen days before the meeting date. If Invacare changes the price or form of consideration in its offer, the consent order limits any delay of the Annual Meeting to no more than fifteen days after such change.

           A. Malachi Mixon, III, Invacare's Chairman and Chief Executive Officer said, "We are pleased that we could come to an agreement with Healthdyne regarding the scheduling of the Annual Meeting which allows both sides to avoid further, unnecessary legal expenses with respect to this issue. Our primary interest in initiating this part of the litigation was to have Healthdyne schedule the Annual Meeting so that shareholders could act on our offer."

           "Since, as we have said before, our $13.50 offer--which represents a more than 52% premium over the trading price at the time our original acquisition proposal was made and reflects a multiple substantially in excess of those that exist for comparable companies in the industry--is based on Healthdyne's potential to achieve a turnaround and perform at a considerably higher level than it has over its last two fiscal years, we welcome the opportunity to review Healthdyne's second quarter results."

           "This agreement with respect to the Annual Meeting demonstrates that an open dialogue on issues can lead to a resolution acceptable to both Invacare and Healthdyne. Therefore, I once again invite Mr. Petit to sit down with us to discuss all aspects of our proposal so that we can reach agreement on a transaction that creates value for the shareholders of both companies."

           As previously announced, Invacare is proposing a slate of seven director nominees and a set of corporate governance by-law amendments for consideration by shareholders at the annual meeting. The proposed amendments are designed to facilitate the change in the Board and the consummation of Invacare's fully-financed, premium tender offer; to prevent manipulation by the current Board of Healthdyne's by-laws and of the size of the Board to be elected at the annual meeting; to allow for a special meeting to be called by shareholders owning 10% of the Company's stock; and to cause the existing Board to eliminate the Company's "dead-hand" pill provisions.

           Invacare's $13.50 per share tender offer for all outstanding shares of Healthdyne common stock is currently scheduled to expire at 6:00 p.m. on Monday, April 28, 1997, unless extended in the manner described in the Offer to Purchase dated January 27, 1997, as amended and supplemented by the Supplement thereto dated April 4, 1997.

    On April 29, Invacare issued a press release announcing that I.H.H. had extended the Offer until 6:00 p.m., New York City time, on Tuesday, May 27, 1997, unless further extended in the manner described in the Offer to Purchase and that, as of April 28, 1997, approximately 2,580,313 Shares had been tendered, which, together with the 600,000 Shares owned by Invacare, constituted approximately 25% of the outstanding Shares, based on the most recent information provided by Healthdyne.

    Between May 12, 1997 and May 28, 1997, Simpson Thacher & Bartlett, counsel to Invacare and I.H.H ("Invacare's Counsel"), exchanged correspondence with Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Healthdyne ("Healthdyne's Counsel"), regarding allegations made by Healthdyne in Healthdyne's Preliminary Proxy Statement filed with the Commission on May 5, 1997 that Invacare's Nominees, if elected as directors of Healthdyne at the Annual Meeting, may not be considered "continuing directors" empowered to approve the Offer and the Merger for purposes of the Georgia Fair Price Statute in order to satisfy the Georgia Fair Price Statute Condition. Copies of the correspondence have been previously filed as exhibits to Invacare and I.H.H.'s Tender Offer Statement on
Schedule 14D-1 or to Healthdyne's Schedule 14D-9. As expressed by Healthdyne's Counsel, Healthdyne contends that Invacare and I.H.H. would, prior to the Annual Meeting, be deemed to be "beneficial owners", as such term is used in the Georgia Fair Price Statute, of the Shares tendered to I.H.H. in the Offer and/or for which proxies are given to Invacare's representatives for the Annual Meeting, notwithstanding that such tenders may be withdrawn at any time prior to acceptance for purchase and that such proxies are fully revocable at any time. Consequently, under Healthdyne's interpretation, Invacare and I.H.H. would become "interested shareholders" prior to the Annual Meeting and thus the directors nominated by them for election at that meeting could not be "continuing directors" unless recommended by the current Board of Directors. See "Terms and Conditions of the Offer--The Georgia Fair Price Statute Condition", below. Invacare strongly disagrees with Healthdyne's allegations. King & Spalding, Georgia counsel to Invacare and I.H.H., has rendered its written opinion (a copy of which has been filed as part of an exhibit to the Schedule 14D-1) that Invacare and I.H.H. are not the "beneficial owners" (within the meaning of the Georgia Fair Price Statute) of Shares tendered in the Offer prior to acceptance for purchase, nor will they be the "beneficial owners" of Shares for which revocable proxies are granted to them or voted at the Annual Meeting, although the opinion recognized that there is no controlling Georgia judicial precedent and thus it is not possible to predict with absolute certainty how a Georgia court would rule. Accordingly, Invacare and I.H.H. intend to vigorously oppose any assertion that the Nominees, if elected as directors of Healthdyne at the Annual Meeting, will not be "continuing directors" empowered to approve the Offer and the Merger in order to satisfy the Georgia Fair Price Statute Condition.

    On May 21, 1997, Mr. Mixon sent the following letter to Mr. Petit:

       May 21, 1997

       Mr. Parker H. Petit
       Chairman
       Healthdyne Technologies, Inc.
       Kennestone Circle
       Marietta, GA 30066

       Dear Mr. Petit:

           I would like to reiterate my suggestion that you and I find a way to avoid expensive and contentious litigation and other needless costs and promptly meet to discuss a transaction we can both support.

           As we have stated repeatedly, in the context of a negotiated transaction, we would be prepared to discuss all aspects of our offer fully, including, if Healthdyne's management is able to substantiate additional value to our satisfaction, our offer price.

           Of course, if you should decide to conduct discussions regarding a potential acquisition or strategic combination involving Healthdyne with any other party, we would expect to be included in that process and believe your board's fiduciary duties to the Healthdyne shareholders would mandate our inclusion. We note that we have seen no public indications of any other party interested in a transaction at the level of our offer or otherwise, and we continue to presume based on your lack of disclosure to the contrary that you have not had discussions with any such parties.

           Our goal is, as it has always been, to engage in a transaction on terms that bring value to the shareholders of both Invacare and Healthdyne. Since you believe our offer does not accomplish this, I once again invite you to sit down with me to discuss a transaction which you would be willing to recommend to your shareholders.

                                          Sincerely,

                                          A. Malachi Mixon, III
                                          Chairman of the Board &
                                          Chief Executive Officer

    On May 28, 1997, Invacare issued a press release announcing that I.H.H. had extended the Offer until 12:00 midnight, New York City time, on Friday, June 20, 1997, unless further extended, and that, as of May 27, 1997, approximately 1,608,554 Shares had been tendered, which, together with the 600,000 Shares owned by Invacare, constituted approximately 17% of the outstanding Shares, based on the most recent information provided by Healthdyne.

    On June 4, 1997, Invacare issued the following press release:

          INVACARE ANNOUNCES "BEST AND FINAL" INCREASE IN OFFER PRICE
                       FOR HEALTHDYNE TECHNOLOGIES TO $15

           Elyria, Ohio--(June 4, 1997)--Invacare Corporation announced today that its wholly owned subsidiary I.H.H. Corp. has increased the price in its tender offer for all outstanding shares of common stock of Healthdyne Technologies, Inc. from $13.50 to $15.00 per share, net to the seller in cash without interest thereon, upon the other terms and subject to the conditions set forth in the Offer to Purchase dated January 27, 1997, as amended and supplemented by the Supplement thereto dated April 4, 1997, and the related Letter of Transmittal. The increased offer represents a premium of approximately 70% over Healthdyne's $8.88 stock price on the trading day before Invacare made its initial acquisition proposal.

           A. Malachi Mixon, III, Invacare's Chairman and Chief Executive Officer, said, "This substantial increase--made in the interest of bringing this unnecessarily drawn-out process to an end--represents our best and final offer for Healthdyne. Absent a negotiated transaction in which Healthdyne's management is able to substantiate additional value to our satisfaction, we do not intend to raise our price again."

           "Let me add that if Healthdyne's shareholders do not elect our nominees at the upcoming July 30 annual meeting so as to permit our transaction to go forward, we fully intend to evaluate all our options at that time, including withdrawing our offer and/or disposing of some or all of our 600,000 shares of Healthdyne stock."

           "In light of our increased offer, which fully reflects current market estimates of Healthdyne's future performance, I once again call on Chairman Parker H. Petit and the rest of Healthdyne's management to meet with us promptly to discuss a mutually agreeable transaction. Alternatively, we urge them to take the necessary actions to remove Healthdyne's defensive measures with respect to our transaction to permit their shareholders to take immediate advantage of our premium offer, which we are confident is simply too compelling to pass up."

           The tender offer is currently scheduled to expire at 12:00 midnight, New York City time, on Friday, June 20, 1997, unless further extended in the manner described in the above-described Offer to Purchase and Supplement.

    On June 11, 1997, Healthdyne issued a press release and Mr. Petit sent yet another letter to the Healthdyne shareholders, each stating that the Board of Directors had once again rejected the increased Offer and that Cowen & Company had once again advised that the Offer was "grossly inadequate" despite the $1.50 per share price increase and the aggregate increase of $2.50 per share over Invacare's initial proposal. Both the letter and the press release stated that Healthdyne believed it was "making progress on its strategic plan". The press release stated that the Healthdyne Board has "reaffirmed its decision not to sell or merge the Company." Although Mr. Petit's letter urged the shareholders to review Healthdyne's second quarter results in mid-July and then "decide for yourself whether you agree with your Board's conclusion that $15 is too low a price for your Company", it failed to point out that the "dead-hand pill" restrictions which Healthdyne was defending in the Defensive Tactics Litigation attempt to prevent the Healthdyne shareholders from making any such choice. See "Terms and Conditions of the Offer--The Rights Condition", below.

    On June 23, 1997, Invacare issued the following press release:

                  INVACARE CORPORATION ANNOUNCES EXTENSION OF
                    TENDER OFFER FOR HEALTHDYNE TECHNOLOGIES

           Elyria, Ohio--(June 23, 1997)--Invacare Corporation announced today that its wholly owned subsidiary I.H.H. Corp. has extended its $15 per share tender offer to purchase all outstanding shares of common stock of Healthdyne Technologies, Inc. until 6:00 p.m., New York City time, Friday, August 1, 1997, unless further extended in the manner described in the Offer to Purchase dated January 27, 1997, as amended and supplemented by the Supplements thereto dated April 4, 1997 and June 6, 1997. The offer had been scheduled to expire on June 20, 1997.

           As of June 20, 1997, 3,902,107 shares of Healthdyne common stock had been tendered in the offer, which, together with the 600,000 shares owned by Invacare, constitutes over 35% of outstanding Healthdyne common stock, based on the most recent information provided by Healthdyne.

           As previously announced, on June 4, 1997, Invacare raised its offer for Healthdyne to $15 per share, representing its best and final price. At that time, Invacare emphasized that, absent a negotiated transaction in which Healthdyne management substantiated additional value, Invacare did not intend to raise its offer again.

           A. Malachi Mixon, III, Invacare's Chairman and Chief Executive Officer, said, "We are pleased with the growing shareholder support our offer is receiving. Thirty-five percent represents the highest level to date, which is particularly impressive in light of the fact that significant conditions to the tender offer remain to be satisfied. As the July 30 annual meeting approaches and with Healthdyne continuing to stonewall, we are confident that even more shareholders will express their support for our $15 per share premium offer through tendering their shares and voting to elect a new board of directors."

           Invacare's $15 per share tender offer represents a premium of approximately 70% over Healthdyne's $8.88 stock price on the trading day before Invacare made its initial acquisition proposal.

    Also on June 23, 1997, Healthdyne issued a press release announcing that, while the Board of Directors had "reaffirmed its decision not to sell or merge" Healthdyne, it had instructed Healthdyne's management and financial advisors to "explore alternatives to the offer of Invacare Corporation, including a possible merger or acquisition of Healthdyne Technologies with or by another party and possible transactions employing leverage to deliver value to shareholders." The press release included the text of a letter sent by Mr. Petit to Mr. Mixon on June 23 responding to Mr. Mixon's request to be included in any discussions. In the letter, Mr. Petit informed Mr. Mixon that Invacare would only be permitted to participate in Healthdyne's so-called "process" and receive non-public information concerning Healthdyne if Invacare withdrew the Offer, stopped soliciting proxies and signed a confidentiality provisions including "customary standstill provisions". Mr. Petit claimed that Healthdyne would not furnish non-public information to Invacare while the Offer or proxy solicitation was ongoing for fear that "Invacare would have a legal duty to publicly disclose such information in its tender offer and proxy soliciting material." Mr. Petit also specifically promised that "if Healthdyne's Board determines to sell the Company to the highest bidder, Invacare would be invited to make a proposal to the Board, which the Board would consider along with any other proposals we have received." This latter pledge was not apparently conditioned on any action by Invacare regarding the Offer or the proxy solicitation.

    On June 25, 1997, Invacare issued the following press release, which included the text of a letter sent by Mr. Mixon to Mr. Petit on June 24, 1997:

                       INVACARE CALLS HEALTHDYNE'S PLANS
                        TO "EXPLORE ALTERNATIVES" A SHAM

           Elyria, Ohio--(June 25, 1997) --- Invacare Corporation announced today that it considers Healthdyne Technologies, Inc.'s offer to "explore alternatives" to Invacare's $15 all-cash tender offer nothing more than a "sham" designed to win votes in the proxy contest at the upcoming, July 30, annual meeting. Invacare also stated that it has rejected out-of-hand the onerous restrictions that Healthdyne has demanded for Invacare to participate in its self-serving process.

           A. Malachi Mixon, III, Invacare's Chairman and Chief Executive Officer, stated, "We will not drop our tender offer and proxy solicitation, nor will we sign a confidentiality agreement which involves standstill provisions in order to participate in their process."

           Mr. Mixon emphasized, "If Healthdyne's board were serious about third party transactions it would declare the company for sale to the highest bidder and commence an auction. The so-called process referred to in Healthdyne's letter falls far short of this. Healthdyne's letter once again makes it clear that regardless of the wishes of Healthdyne's shareholders, Healthdyne is not for sale."

           The complete text of Mr. Mixon's letter responding to the letter from Healthdyne's Chairman, Parker H. Petit, dated June 23, 1997, is reprinted below.

       June 24, 1997

       Personal & Confidential
       Mr. Parker Petit
       Chairman of the Board
       Healthdyne Technologies, Inc.
       1255 Kennestone Circle
       Marietta, GA 30066

       Dear Mr. Petit:

           I am writing this letter in response to your letter dated June 23, 1997. I am extremely disappointed that the Healthdyne Board of Directors is only willing to include Invacare in possible discussions regarding a potential acquisition or strategic combination if Invacare withdraws its tender offer, stops soliciting proxies and signs a confidentiality agreement with standstill provisions. As I am sure you understand, Invacare is unable to accept these restrictions because they would take away from Healthdyne's shareholders the opportunity to decide for themselves at the upcoming annual meeting what is in their own best interest.

           Your letter suggests that withdrawal of our offer and participation in the so-called third party discussion "process" would create a "level playing field." We strongly disagree. This so-called "process" reflects no commitment on the part of your board to proceed with or even solicit a third party transaction and is yet another thinly disguised entrenchment effort intended to dupe the shareholders into reelecting the current board. In reality, the only level playing field available to the Healthdyne shareholders is the opportunity to vote their shares at the annual meeting. In light of the fact that our offer has been outstanding for almost six months, we think it unlikely that a serious competing bidder will emerge. Nonetheless, if your board were serious about third party transactions it would declare the company for sale to the highest bidder and commence an auction. The so-called "process" referred to in your letter falls far short of this. Your letter once again makes it clear that, regardless of the wishes of your shareholders, Healthdyne is not for sale.

           According to your letter, your basis for requiring these restrictions upon discussions with Invacare is that Invacare would have a legal duty to publicly disclose any material non-public information furnished by Healthdyne. We cannot understand how information you yourself have not deemed material enough to disclose to your shareholders could suddenly become "material" in our hands. If there is any material non-public information your shareholders should know in order to fully evaluate our tender offer, nominees and proposals, you should tell them. Of course, Healthdyne and any other third party would have the same disclosure obligations if they were to proceed with a third party transaction.

           Your recent actions only serve to reaffirm your unwillingness to sell the company and your willingness to confuse your shareholders on the eve of the proxy contest. Your suggestion that you will consider alternatives at this late date, without any obligation to actually sell the company, is disingenuous. We are confident that your shareholders will see your empty statements for what they are--a last-ditch attempt to retain control of the company.

           We intend to pursue our tender offer and the election of a new board of directors who will carry out the wishes of the shareholders by selling the company at the best available price.

                                          Sincerely,

                                          A. Malachi Mixon, III
                                          Chairman and Chief Executive Officer

           Invacare's $15 per share tender offer for all outstanding shares of Healthdyne common stock is currently scheduled to expire at 6:00 p.m., New York City time, on Friday, August 1, 1997 unless further extended in the manner described in the Offer to Purchase dated January 27, 1997 and the Supplements thereto dated April 4, 1997 and June 6, 1997.

    Despite the constant refusal of Healthdyne and its Board of Directors to have any contacts or discussions with Invacare on reasonable terms and the extreme and extraordinary attempts by Healthdyne and its Board of Directors to block the Offer and the Merger and disenfranchise their own shareholders through the Director-Entrenchment Legislation, Invacare intends to continue to seek the opportunity to negotiate with Healthdyne with respect to its acquisition proposal. If such negotiations result in a definitive merger or other agreement between Healthdyne and Invacare, such negotiations could result in termination of this proxy solicitation.

    As indicated elsewhere in this Proxy Statement, all of the Nominees support the prompt auction and sale of Healthdyne at the best available price and terms and if elected will, subject to any fiduciary duties they would have as directors of Healthdyne, seek to cause Healthdyne to take all steps necessary or appropriate to conduct a prompt auction and sale of Healthdyne at the best available price and terms. Absent a definitive BONA FIDE offer at a price and on terms more favorable to Healthdyne's shareholders than the Offer and the Merger, the Nominees intend to take all such actions necessary or appropriate (subject to any fiduciary duties they would have as directors) to permit the Healthdyne shareholders to accept the Offer and approve the Merger, including without limitation (i) redeeming the Rights or otherwise making the Rights inapplicable to, or causing the dilutive provisions thereof not to be triggered by, the Offer or the Merger, (ii) adopting a resolution approving the Offer and the Merger for purposes of the Georgia Business Combination Statute and the Georgia Fair Price Statute and (iii) in the case of the Merger, taking action to execute an agreement and plan of merger. See "Terms and Conditions of the Offer", below. If a definitive bona fide third-party offer for a Healthdyne Sale superior to the Offer and the Merger is received, the Nominees would expect to take similar actions in respect of such transaction.

    If Invacare and I.H.H. should withdraw or materially amend the terms of the Offer and/or the Merger prior to the Annual Meeting, Invacare will disseminate such information regarding such changes to Healthdyne shareholders and in appropriate circumstances will provide shareholders with a reasonable opportunity to revoke their proxies prior to the Annual Meeting.

DEFENSIVE TACTICS LITIGATION

    On January 27, 1997, Invacare and I.H.H. commenced the Defensive Tactics Litigation in the United States District Court for the Northern District of Georgia, which names Healthdyne and certain of its directors as defendants and seeks declaratory and injunctive relief in connection with the Offer and the Merger. The Defensive Tactics Litigation asks the Court either to invalidate or cause Healthdyne and its Board of Directors to remove several defensive mechanisms embodied in the GBCC and the By-Laws which, absent the relief sought, could effectively prevent I.H.H. from consummating the Offer and the Merger. In particular, the Defensive Tactics Litigation seeks relief including: (i) invalidating and requiring the removal of the "dead-hand pill" restrictions (see "Terms and Conditions of the Offer--The Rights Condition", below) on the grounds that they violate the director defendants' fiduciary duties and violate Georgia law, or, if not, that the Georgia law violates the United States Constitution;
(ii) requiring the director defendants to fulfill their fiduciary duties by redeeming the Rights or amending the Rights Agreement to make them inapplicable to the Offer and the Merger; (iii) compelling the director defendants to fulfill their fiduciary duties by approving the Offer and the Merger for the purposes of the Georgia Business Combination Statute and the Georgia Fair Price Statute;
(iv) declaring that the application of the Georgia Fair Price Statute to the Offer and the Merger would violate the Georgia and United States Constitutions;
(v) declaring that the Georgia laws referred to above, as implemented and applied together to the Offer and the Merger, would violate the United States Constitution; (vi) declaring that the Offer and Merger comply with all applicable laws, obligations and agreements; and (vii) preventing Healthdyne, the director defendants and Healthdyne's other agents from taking any steps to interfere with the Offer and the Merger, including the commencement of judicial proceedings.

    On February 27, 1997, Healthdyne filed its Answer to the Complaint in the Defensive Tactics Litigation. In its Answer, Healthdyne denied the material allegations of the Complaint and made a number of substantive averments, including that: (i) its Board of Directors fully considered I.H.H.'s proposed acquisition before rejecting it on January 24, 1997; (ii) the Original Offer price of $13 per share was grossly inadequate; and (iii) the Healthdyne Board of Directors may in the future adopt other defensive measures. By way of defenses, Healthdyne alleged that Invacare and I.H.H. lack standing to assert a breach of fiduciary claim and that the Complaint fails to state a claim for which relief can be granted. Healthdyne requested, among other things, that the Court dismiss the Complaint with prejudice and enter judgment for Healthdyne on all issues.

    On April 7, 1997, Invacare and I.H.H. filed a Motion for Preliminary Injunction (the "Annual Meeting Motion") claiming, among other things, that (i) as part of a scheme of extreme defensive and director-entrenching measures, the defendants were delaying Healthdyne's 1997 Annual Meeting of Shareholders in violation of their fiduciary duties and Healthdyne's By-Laws and (ii) the GBCC required the defendants to hold the Annual Meeting by no later than June 30, 1997. The Annual Meeting Motion sought an order requiring the defendants to take all steps necessary to cause Healthdyne to hold the Annual Meeting promptly and in any event by no later than June 30, 1997.

    On April 14, 1997, Healthdyne filed a Motion to Amend its Answer to add a counterclaim ("Healthdyne's Dead-Hand Elimination Proposal Counterclaim") alleging that, among other things, the Dead-Hand Elimination Proposal would be in violation of Georgia law and requesting that Invacare be enjoined from soliciting proxies in support of such Proposal. Healthdyne also filed a Motion for Summary Judgment on Healthdyne's Dead-Hand Elimination Proposal Counterclaim on the same day.

    On April 21, 1997, Healthdyne filed a Response Brief in Opposition to the Annual Meeting Motion.

    On April 28, 1997, Healthdyne and I.H.H. agreed to, and the Court entered, a consent order (the "Annual Meeting Consent Order") requiring Healthdyne to hold the Annual Meeting on July 30, 1997 so long as Invacare and I.H.H. do not change the price or form of consideration offered in the Offer within fifteen days before the meeting date. The Annual Meeting Consent Order further provides that, if such a change in the Offer is made, Healthdyne may delay the Annual Meeting to no more than fifteen days after the date of such change, and also permits the parties to petition the Court for relief from the order. As a result of the Annual Meeting Consent Order, Invacare and I.H.H. withdrew the Annual Meeting Motion.

    On May 1, 1997, the Court granted leave to Healthdyne to file Healthdyne's Dead-Hand Elimination Proposal Counterclaim and the related Motion for Summary Judgment.

    On May 16, 1997, Invacare and I.H.H. filed a Motion for a Preliminary Injunction (the "Dead-Hand Motion") seeking an order declaring the "dead-hand pill" restrictions of the Rights Agreement invalid and ordering the director defendants to amend the Rights Agreement to remove such restrictions.

    On May 28, 1997, Invacare and I.H.H. filed a reply to Healthdyne's Dead-Hand Elimination Proposal Counterclaim and a counterclaim seeking declaratory and injunctive relief in connection with the Dead-Hand Elimination Proposal ("Invacare's Dead-Hand Elimination Proposal Counterclaim"). Invacare's Dead-Hand Elimination Proposal Counterclaim asks the Court to (A) declare that the Dead-Hand Elimination Proposal (i) is valid under Georgia law, (ii) proposes an amendment to the By-Laws that, if approved by the shareholders, is valid, binding and enforceable under Georgia law in accordance with its terms, (iii) shall be submitted to the Healthdyne shareholders for a vote at the Annual Meeting at a time and in a manner such that, if adopted by the shareholders, it will result in the elimination of the "dead-hand pill" restrictions and (iv) if adopted, requires the Board of Directors to act immediately to eliminate the "dead-hand pill" restrictions of the Rights Agreement and (B) enjoin Healthdyne from interfering with the consideration of the Dead-Hand Elimination Proposal at the Annual Meeting.

    On June 2, 1997, Invacare and I.H.H. filed a Motion for Summary Judgment on Invacare's Dead-Hand Elimination Proposal Counterclaim and a memorandum opposing Healthdyne's motion for summary judgment on Healthdyne's Dead-Hand Elimination Proposal Counterclaim and in support of the Motion for Summary Judgment on Invacare and I.H.H.'s Dead-Hand Elimination Proposal Counterclaim.

    On June 9, 1997, Healthdyne filed a brief in opposition to the Dead-Hand Elimination Motion.

    On June 11, 1997, Healthdyne filed a reply brief in support of the summary judgment motion on Healthdyne's Dead-Hand Elimination Proposal Counterclaim and in opposition to the summary judgment motion on Invacare's Dead-Hand Elimination Proposal Counterclaim.

    On June 12, 1997, Invacare and I.H.H. filed a reply memorandum in support of the summary judgment motion on Invacare's Dead-Hand Elimination Proposal Counterclaim and in opposition to the summary judgment motion on Healthdyne's Dead-Hand Elimination Proposal Counterclaim.

    On June 16, 1997, the day before the hearing on the various motions regarding Healthdyne's "dead-hand pill" restrictions, Healthdyne filed a Second Counterclaim (the "Second Counterclaim") in the Defensive Tactics Litigation alleging that certain of Invacare's sales representatives had told potential oxygen concentrator customers that the acquisition of Healthdyne was a "done deal" and that Invacare would close Healthdyne's Marietta, Georgia oxygen concentrator manufacturing facility and discontinue Healthdyne's line of oxygen concentrators. The Second Counterclaim asserts claims for unfair business practices as well as violations of federal securities laws based on the claim that Invacare's and I.H.H.'s tender offer and proxy materials do not disclose such alleged "plans."

    On June 17, 1997, the Court heard legal arguments on the Dead-Hand Motion (and the similar motion in the other stockholder lawsuits; see below) and on the summary judgment motions regarding the Dead-Hand Elimination Proposal. At the hearing the Court indicated that it intended to rule on the various motions within ten days, and the parties are currently awaiting a decision on these matters.

    On June 20, 1997, Invacare and I.H.H. filed a Motion to Strike the Second Counterclaim on the grounds that Healthdyne failed to seek or obtain leave from the Court prior to filing the Second Counterclaim. On June 23, 1997, Invacare and I.H.H. filed an Answer to the Second Counterclaim denying the allegations and reaffirming that, as fully disclosed in all relevant materials, Invacare has no present intention to close the Marietta facility or decrease the manufacturing employment of Healthdyne.

    Invacare has been advised that three other shareholder lawsuits have been filed against Healthdyne and its directors since the Defensive Tactics Litigation began. In each of these lawsuits, shareholders have alleged, among other things, that the directors of Healthdyne (i) have wrongfully refused to take the steps necessary to maximize shareholder value, including considering the Offer, (ii) are wrongfully using their fiduciary positions of control over Healthdyne and unreasonable and extreme defensive tactics to thwart others in their attempts to acquire Healthdyne, and (iii) have wrongfully relied upon various anti-takeover devices, including the Rights and the Georgia Business Combination Statute, to improperly block the Offer and entrench themselves in office. In addition, the plaintiff shareholders have alleged that the Healthdyne directors have taken defensive actions in response to Invacare's bona fide Offer which are wholly unreasonable in light of any perceived threat posed by the Offer and violate the directors' fiduciary duties. Each of the lawsuits seeks relief substantially similar to that sought in the Defensive Tactics Litigation. Invacare has been further advised that the plaintiffs in these lawsuits have filed a Motion for Preliminary Injunction substantially similar to the Dead-Hand Motion.

DIRECTOR-ENTRENCHMENT LEGISLATION

    Late in the afternoon of March 20, 1997, the same day on which Healthdyne received the Invacare Nomination and Proposal Notice notifying Healthdyne of Invacare's intent to nominate the Nominees and make the Proposals at the Annual Meeting, Georgia state Senator Steve Thompson (whose district includes Healthdyne's headquarters location), on behalf of Healthdyne, introduced legislation in the Georgia state Senate which would have stripped the shareholders of Healthdyne and many other publicly-held Georgia corporations of critical shareholder rights, including the rights to elect a full board at each annual meeting and to remove directors at any time.

    Specifically, the Director-Entrenchment Legislation would have amended the GBCC to provide, among other things, that (i) every publicly-held corporation incorporated in the State of Georgia, including Healthdyne, would be required to have a "staggered" board of directors scheme in which only approximately one-third of the directors would stand for election each year to serve for a three-year term, (ii) the rights of shareholders to remove directors of such corporations for any or no reason would instead be severely limited to removals only for extreme circumstances unrelated to the corporation's performance, such as felony conviction, insanity or gross dereliction of duty, (iii) the number of directors of such corporations would be fixed solely by action of the board of directors and (iv) by-laws could not be amended or adopted which restricted the discretion or power of the board of directors in its management of the business and affairs of such corporations. Until March 1, 1999, the Director-Entrenchment Legislation would have permitted only the board of directors of the corporation to choose not be governed by its provisions. By contrast, the GBCC provides that shareholder approval is required to adopt a "staggered" board scheme in the first place or to restrict the rights of the shareholders to remove directors (as do the corporation codes of virtually all other states in the United States), and provides for shareholder amendment or approval of bylaw provisions regarding the number of directors and limitations of board authority. Under the Director-Entrenchment Legislation shareholders would only have been able to take action to opt-out of the Director-Entrenchment Legislation provisions after March 1, 1999, and then only upon a two-thirds supermajority vote.

    The Director-Entrenchment Legislation was introduced as an eleventh-hour amendment to a bill (the "GBCC Bill") which contained various technical and essentially non-controversial amendments and refinements to the GBCC. Prior to the introduction of the Director-Entrenchment Legislation amendment, the GBCC Bill had been thoroughly reviewed by the Georgia Corporation Code Revisions Committee of the Corporate and Banking Law Section of the State Bar of Georgia, had been recommended by such committee to the Georgia state House of Representatives and Senate, and had been voted on and passed by the House of Representatives. In an extremely unusual maneuver for an amendment of such significance, the Director-Entrenchment Legislation was introduced only immediately prior to the consideration by the full Senate of the GBCC Bill and at a time when there were only five full workdays left in the legislative session. There was no advance warning of the proposal of the Director-Entrenchment Legislation; indeed, the Atlanta Constitution, Georgia's pre-eminent morning newspaper, in a March 25 editorial strongly condemning the Director-Entrenchment Legislation and the process by which its proponents sought to have it adopted, termed it a "stealth amendment" which was gathering momentum like a "runaway train". Shortly thereafter, Atlanta's other major newspaper, the Atlanta Journal, also lambasted the Director-Entrenchment Legislation.

    Because of the timing of and circumstances surrounding the proposal of the Director-Entrenchment Legislation, Invacare strongly suspected that Healthdyne's board and management, who would have been its most obvious and immediate beneficiaries, were involved in its introduction. In the days following the Director-Entrenchment Legislation's introduction, this suspicion was confirmed by various newspaper articles attributing to Parker H. Petit, Chairman of the Board of Directors of Healthdyne, statements that he had sought Senator Thompson's help in proposing the Director-Entrenchment Legislation, and by a few legislators supportive of the Director-Entrenchment Legislation indicating that its main purpose was to benefit Healthdyne and its Board of Directors. However, adoption of the Director-Entrenchment Legislation would have clearly affected the shareholders not only of Healthdyne, but of virtually every other publicly-held Georgia corporation, especially corporations whose shareholders had not already approved a "staggered" board scheme. In those cases, the shareholders would have been deprived of their rights to decide whether they should be able to elect an entire board at each annual meeting, and whether to replace the directors at any time in between annual meetings, as well as being stripped of other critical shareholder rights.

    The Georgia state Senate adopted the Director-Entrenchment Legislation amendment to the GBCC Bill on Thursday, March 20, 1997 with little discussion. On Friday, March 21, 1997, in an attempt to slow the ill-considered runaway pace of the Director-Entrenchment Legislation, an amendment to the Director-Entrenchment Legislation was proposed which would have delayed the effective date of its provisions until July 1, 1998; that amendment received a tie vote of 26 to 26, and so failed to be adopted by one vote. The Senate then passed the GBCC Bill, including the Director-Entrenching Legislation, on March 21, 1997, but scheduled it for a vote for reconsideration on Monday, March 24. On March 24, following intensive efforts by Invacare and various corporations, investors, investor groups and others within Georgia and across the United States to explain the far-reaching and potentially disastrous implications to the State of Georgia and its citizens of the Director-Entrenchment Legislation, the Senate, in another 26-26 tie vote, failed to decide to reconsider the bill containing the Director-Entrenchment Legislation, again by only one vote.

    The GBCC Bill, including the Director-Entrenchment Legislation, was then submitted to the Georgia state House of Representatives, which had passed the initial, non-controversial version of the GBCC Bill but had never considered the Director-Entrenchment Legislation. On Tuesday, March 25, 1997, the House of Representatives, having had more time than the Senate to consider the negative implications of the Director-Entrenchment Legislation, voted resoundingly (115 to 52) to reject it by a more than 2-to-1 margin.

    After the Senate and the House of Representatives each voted to insist on their own versions of the GBCC Bill, a joint conference committee was appointed to try to suggest a means to remedy the inconsistency. Late in the evening on March 28, the joint conference committee rejected the Director-Entrenchment Legislation and recommended the remainder of the GBCC Bill to the Georgia General Assembly. The Georgia General Assembly then passed the GBCC Bill, without the Director-Entrenchment Legislation amendment, and recessed for the remainder of 1997.

                       TERMS AND CONDITIONS OF THE OFFER

    Terms used but not otherwise defined herein have the meaning set forth in the Offer to Purchase.

    On January 27, 1997, I.H.H. commenced the Offer. As stated in the Offer to Purchase, the purpose of the Offer is to acquire control of, and the entire equity interest in, Healthdyne. I.H.H. currently intends, as soon as practicable following completion of the Offer, to propose and seek to have Healthdyne consummate the Merger pursuant to which Healthdyne would become a wholly owned subsidiary of Invacare. The following description of the Offer is qualified in its entirety by reference to the Offer to Purchase and related Letter of Transmittal, copies of which are available from MacKenzie Partners (the Information Agent in the Offer) at the addresses and telephone numbers set forth on the back cover of this Proxy Statement.

    The Offer is conditioned, among other things, upon the following:

        (1) THE MINIMUM CONDITION. Under the Minimum Condition, I.H.H. must be satisfied, in its sole discretion, that there has been validly tendered and not properly withdrawn on or prior to the Expiration Date a number of Shares which, when added to the Shares beneficially owned by I.H.H. and its affiliates (including Invacare), constitute at least 51% of the voting power (determined on a fully diluted basis) on the date of purchase of all securities of Healthdyne entitled to vote generally in the election of directors and in a merger.

        (2) THE RIGHTS CONDITION. Under the Rights Condition, I.H.H. must be satisfied, in its sole discretion, that the Rights have been redeemed by Healthdyne's Board of Directors or that such Rights have been invalidated or are otherwise inapplicable to, or the dilutive provisions thereof will not be triggered by, the Offer or the Merger. The Rights are described in Healthdyne's Form 8-A dated May 19, 1995 (the "May 19 Form 8-A") and in Healthdyne's Current Report on Form 8-K dated February 3, 1997 describing Amendment No. 1 to the Rights Agreement, dated as of May 22, 1995 (as so amended, the "Rights Agreement"), between Healthdyne and SunTrust Bank, Atlanta (formerly Trust Company Bank), as Rights Agent. The following discussion, including the summary of certain aspects of the Rights, is based in part on information contained in such documents and is qualified by reference to such information. Although Invacare does not have any knowledge that would indicate that any statements contained herein based upon such documents are untrue, Invacare does not assume any responsibility for the accuracy or completeness of the information contained in such documents, or for any failure by Healthdyne to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Invacare.

        According to publicly available information, in the event that at any time following a Distribution Date (as defined below), (i), a person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the then outstanding Shares (except pursuant to a tender offer or exchange offer for all outstanding Shares determined by a majority of the Continuing Directors (as defined below) to be fair to shareholders and otherwise in the best interests of Healthdyne and its shareholders) or
    (ii) certain other transactions take place involving an Acquiring Person (as defined below), or between an Acquiring Person or an affiliate of an Acquiring Person and Healthdyne, each holder of a Right will thereafter have the right to receive, upon exercise, Shares (or, in certain circumstances, cash, property or other securities of Healthdyne) having a value equal to two times the exercise price of the Right (the "Flip-In"). However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by Healthdyne as set forth below. If at any time following the Stock Acquisition Date (as defined below), (i) Healthdyne is acquired in a merger or other business combination transaction in which Healthdyne is not the surviving corporation or in which all or part of its Shares are changed or exchanged (unless such transaction follows a tender offer or exchange offer approved by the Continuing Directors as set forth above) or (ii) 50% or more of Healthdyne's assets or earning power is sold or transferred, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right (the "Flip-Over"). The events described in the Flip-In and Flip-Over are referred to as the "Triggering Events." Notwithstanding any of the foregoing, following the occurrence of any of the Triggering Events, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

        A "Distribution Date" for the Rights will occur upon the earlier of (i) the tenth business day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Shares (the "Stock Acquisition Date") or (ii) such time, as Healthdyne's Board of Directors may designate, after the commencement of a tender offer or exchange offer if upon consummation thereof the person or group proposing such offer would be the beneficial owner of 20% or more of the outstanding Shares. The term "Continuing Director" means any member of Healthdyne's Board of Directors who was a member of the Board prior to May 22, 1995 (the date of the Rights Agreement) or has been subsequently elected to the Board if such person was recommended or approved by a majority of the Continuing Directors, but does not include an Acquiring Person or any representative thereof.

    Invacare believes that, unless the Rights are redeemed or amended, or a majority of the current Board of Directors approves the Offer for the purposes of the determination described above, the consummation of the Offer likely would cause I.H.H. to become an Acquiring Person and trigger the Flip-In and, as a result, could permit significant dilution to I.H.H.'s and Invacare's interest in Healthdyne, rendering the Offer and the Merger economically unattractive for I.H.H. and Invacare.

    Except as set forth in the next sentence, Healthdyne may redeem the Rights in whole, but not in part, at a price of $.01 per Right at any time until the tenth day following the Stock Acquisition Date (as such period may be extended by Healthdyne). However, the Rights Agreement contains unusual provisions, commonly referred to as "dead-hand pill" restrictions, which, under certain circumstances, purport to prevent a newly elected Board of Directors from redeeming or amending the Rights without the consent of the old directors. Among other things, the "dead-hand pill" restrictions purport to require the concurrence of a majority of the Continuing Directors to redeem the Rights on or after the time a person becomes an Acquiring Person or on or after a change (resulting from a proxy or consent solicitation) in a majority of Healthdyne's directors if any person who participates in such solicitation states or a majority of the Board of Directors of Healthdyne determines in good faith that such person (or any of its affiliates or associates) intends to take, or may consider taking, any action which would result in such person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event. After the initial redemption period, the right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding Shares in a transaction or series of transactions not involving Healthdyne and there are no other Acquiring Persons. In addition, from the end of the initial redemption period until the occurrence of a Triggering Event, Healthdyne may redeem the Rights provided that such redemption is incidental to a merger, consolidation or other business combination involving Healthdyne or a reorganization or restructuring of Healthdyne which is approved by a majority of the Continuing Directors. The "dead-hand pill" restrictions further purport to require the concurrence of a majority of the Continuing Directors for any supplement or amendment to the Rights Agreement.

    Invacare and I.H.H. believe that the "dead-hand pill" restrictions, which were adopted by Healthdyne's current Board of Directors of Healthdyne without shareholder approval, are a collection of draconian and extreme director-entrenching provisions which, in purporting to limit the ability of future Boards of Directors of Healthdyne (including any nominated by Invacare or I.H.H.) from acting in the best interests of Healthdyne and its shareholders by redeeming or otherwise nullifying the Rights in connection with a proposed transaction, denies the shareholders and future Boards of Directors meaningful access to and control over the assets of Healthdyne and hinders and prevents the exercise of fundamental shareholder rights under Georgia law. Invacare and I.H.H. believe that such provisions violate Georgia and federal law and have commenced the Defensive Tactics Litigation in the United States District Court for the Northern District of Georgia (the "Court") seeking, among other things,
(i) an order declaring the "dead-hand pill" restrictions of the Rights Agreement illegal and unenforceable and compelling Healthdyne's Board of Directors to amend the Rights Agreement to remove such restrictions and (ii) an order compelling Healthdyne's Board of Directors to fulfill their fiduciary duties by redeeming the Rights or amending the Rights Agreement to make the Rights inapplicable to the Offer and the Merger. Invacare has filed a motion for a preliminary injunction in the Defensive Tactics Litigation seeking an order declaring the "dead-hand pill" restrictions invalid and ordering the director defendants to remove such restrictions, and is currently awaiting a decision from the Court on the matter. A more detailed description of the claims made by Invacare and I.H.H. in the Defensive Tactics Litigation is contained under "Background of Acquisition Proposal--Defensive Tactics Litigation", above. Invacare has nominated the seven Nominees and is soliciting your proxy with respect thereto on the assumption that the "dead-hand pill" restrictions will be invalidated or removed (whether by judicial action, adoption and valid implementation of the Dead-Hand Elimination Proposal or otherwise) in order to permit the Nominees, if elected, to take all necessary actions to satisfy the Rights Condition for the Offer and the Merger or take similar action in respect of a superior Healthdyne Sale.

    If elected, the Nominees will, subject to any fiduciary duties they would have as directors of Healthdyne, take action to redeem the Rights or take such other action to invalidate the Rights or render the dilutive provisions thereof inapplicable to the Offer and the Merger or a superior Healthdyne Sale.

        (3) THE GEORGIA BUSINESS COMBINATION STATUTE CONDITION. Under the Georgia Business Combination Statute Condition, I.H.H. must be satisfied, in its sole discretion, that the restrictions on business combinations contained in Sections 14-2-1131 through 14-2-1133 of the GBCC (collectively, the "Georgia Business Combination Statute") would not apply to I.H.H. or Invacare in connection with the Offer or the Merger (as a result of action by Healthdyne's Board of Directors, the ownership by I.H.H. upon consummation of the Offer of at least 90% of the outstanding voting stock of Healthdyne (other than Shares held by directors, officers and certain employee stock plans of Healthdyne) or otherwise).

        In general, the Georgia Business Combination Statute prohibits any person who is defined to be an "Interested Shareholder", including a beneficial owner of 10% or more of the voting power of the outstanding voting shares of a corporation, from engaging in certain business combinations (including business combinations such as the Merger) with such corporation for a period of five years following the date on which such person became an Interested Shareholder, unless (i) either the transaction by which such person became an Interested Shareholder or the business combination is approved by the board of directors of the corporation prior to the date on which such person became an Interested Shareholder, (ii) upon consummation of the transaction which resulted in such person becoming an Interested Shareholder, such person owned at least 90% of the voting stock outstanding at the time the transaction commenced, excluding shares owned by
    (a) persons who are officers or directors of the corporation and their affiliates or associates, (b) subsidiaries of the corporation and (c) any employee stock plan under which employee participants do not have the right to determine confidentially the extent to which shares held subject to the plan will be tendered in a tender or exchange offer (all such non-excluded voting stock, "Eligible Voting Stock"), or (iii) subsequent to the date on which such person became an Interested Shareholder, the Interested Shareholder becomes the owner of 90% of the outstanding voting stock of the corporation and the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual meeting or a special meeting of the shareholders of at least a majority of the outstanding voting stock not beneficially owned by the Interested Shareholder or any of its affiliates or associates or by persons who are directors or officers of the Interested Shareholder. The requirements of the Georgia Business Combination Statute do not apply unless the corporation adopts a by-law expressly electing to be governed thereby. According to Healthdyne's Answer in the Defensive Tactics Litigation, Healthdyne's By-Laws have included such a provision since April 1995. Accordingly, the requirements of the Georgia Business Combination Statute apply to Healthdyne. Consequently, under the Georgia Business Combination Statute, unless the Board of Directors of Healthdyne approves the Offer and the Merger in advance of the consummation of the Offer or I.H.H. and Invacare own 90% of the Eligible Voting Stock upon consummation of the Offer, the Merger could not occur for five years following the consummation of the Offer unless Invacare and its affiliates acquire 90% of the outstanding Shares and the Merger is approved by the Board of Directors of Healthdyne and by a majority of the outstanding Shares not owned by Invacare or its affiliates.

    If elected, the Nominees will, subject to any fiduciary duties they would have as directors of Healthdyne, take action to approve the Offer and the Merger or a superior Healthdyne Sale in order to satisfy the Georgia Business Combination Statute Condition.

        (4) THE GEORGIA FAIR PRICE STATUTE CONDITION. Under the Georgia Fair Price Statute Condition, I.H.H. must be satisfied, in its sole discretion, that the restrictions on business combinations contained in Sections 14-2-1110 through 14-2-1113 of the GBCC (collectively, the "Georgia Fair Price Statute") would not apply to I.H.H. or Invacare in connection with the Offer or the Merger or are invalid (in either case, as a result of action by Healthdyne's Board of Directors, judicial action or otherwise) or that the Merger may be consummated without any approval required under the Georgia Fair Price Statute at a price per Share not in excess of the price per Share to be paid in the Offer and the Merger.

        The requirements of the Georgia Fair Price Statute do not apply unless the corporation adopts a by-law expressly electing to be governed thereby. According to publicly available information and Healthdyne's Answer in the Defensive Tactics Litigation, Healthdyne's By-Laws did not include such a provision until January 23, 1997, when Healthdyne's Board of Directors, after Invacare had made public its interest in an acquisition of Healthdyne, amended the By-Laws to include such a provision. Accordingly, the requirements of the Georgia Fair Price Statute now purport to apply to Healthdyne.

        In general, except as provided below, the Georgia Fair Price Statute requires that certain business combinations (including business combinations such as the Merger) between a Georgia corporation and an Interested Shareholder, including a beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation, be either (i) unanimously approved by the continuing directors, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval, or (ii) recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the Interested Shareholder. As used with respect to the Georgia Fair Price Statute, a "continuing director" means any member of the corporation's board of directors who is not an affiliate or associate of the Interested Shareholder or any of its affiliates (other than the corporation or any of its subsidiaries) and who was a director of the corporation prior to the date on which the Interested Shareholder first became such, and any successor to such continuing director who is not an affiliate or an associate of the Interested Shareholder or any of its affiliates (other than the corporation or its subsidiaries) and is recommended or elected by a majority of all the continuing directors.

        However, the board and shareholder approval requirements of the Georgia Fair Price Statute do not apply to a business combination in which the only outstanding securities of the corporation are common shares of the same class for which cash consideration only will be paid if each of the following conditions (the "Merger Price Provisions") is met:

           (i) the aggregate amount of cash to be received per share by shareholders is at least equal to the highest of:

               (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any common shares acquired by it (1) within the two-year period immediately prior to the first general public announcement of the proposal of the business combination (the "Announcement Date"), or (2) in the transaction in which it became an Interested Shareholder, whichever is higher, or

               (b) the "fair market value" (defined as the highest closing sale price during the 30-day period including and immediately preceding the date in question) per share as determined (x) on the Announcement Date or (y) the date on which an Interested Shareholder first became such, whichever fair market value is higher;

           (ii) after the Interested Shareholder has become such and prior to the consummation of such business combination, unless approved by a majority of the continuing directors, (x) there has been no effective change in the dividend policy of the corporation which adversely affects the shareholders and (y) there has been no increase in the Interested Shareholder's percentage ownership of common shares by more than 1% in any twelve-month period; and

           (iii) after the Interested Shareholder has become such, the Interested Shareholder has not received any direct or indirect benefit from the corporation not received by all other shareholders proportionately.

    The Georgia Fair Price Statute is designed to protect shareholders against the inequities of certain takeover tactics, such as so-called "two-tiered" transactions in which lesser consideration is paid in the second-step merger than in the first-step tender offer, which result in minority shareholders who do not participate in the initial tender offer receiving a lower price or less desirable form of consideration than the tendering shareholders. Because holders of Shares are to receive the same cash consideration per Share in the Merger as that paid by I.H.H. pursuant to the Offer (the "Offer Price"), Invacare and I.H.H. believe that the Offer and the Merger are in accord with the purpose and intent of the Georgia Fair Price Statute. Moreover, the Offer Price is higher than both (i) the highest per share price paid by Invacare and I.H.H. for any Shares acquired by them and (ii) the fair market value of the Shares as of the relevant Announcement Date, January 10, 1997, the date on which Invacare first publicly announced its proposed acquisition of Healthdyne in a merger transaction. Therefore, if the highest closing stock price for the Shares during the 30-day period including and immediately preceding the date of consummation of the Offer (the "Pre-Takedown Period") is not in excess of the Offer Price and the other procedural requirements of the Merger Price Provisions are met, the terms of the Merger Price Provisions would not require a higher price to be paid in the Merger than in the Offer, and the Georgia Fair Price Statute Condition would be satisfied without the need for any action or approval of the Board of the Directors or the shareholders of Healthdyne. However, Invacare and I.H.H. are unable to predict whether the closing stock price for the Shares on any day in the Pre-Takedown Period will be in excess of the Offer Price, whether as a result of anomalous or manipulative trading activity or otherwise, and thus in order to facilitate the Offer and the Merger are seeking action of the Healthdyne Board of Directors to satisfy the Georgia Fair Price Statute Condition.

    If elected, the Nominees will, subject to any fiduciary duties they would have as directors of Healthdyne, take action to approve the Offer and the Merger or a superior Healthdyne Sale in order to satisfy the Georgia Fair Price Statute Condition. Healthdyne has alleged that the Nominees, even if elected at a time when Invacare held less than 10% of the Shares (as it will at the Annual Meeting), would nonetheless not be "continuing directors" under the Georgia Fair Price Statute and thus would not be able to satisfy the Georgia Fair Price Statute Condition. Invacare strongly disagrees with Healthdyne's allegations. See "Background of the Acquisition Proposal", above.

    The Offer is also subject to the other terms and conditions which are described in the Offer to Purchase and the related Letter of Transmittal, copies of which are available from MacKenzie Partners (the Information Agent in the Offer) at the addresses and telephone numbers set forth on the back cover of this Proxy Statement. If you have not already received them, Invacare urges you to obtain a copy of the Offer to Purchase, Letter of Transmittal and other Offer documents. THIS PROXY STATEMENT IS NEITHER A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

    Invacare has requested the Healthdyne Board (i) to satisfy the Rights Condition by redeeming the Rights or otherwise making the Rights inapplicable to, or causing the dilutive provisions thereof not to be triggered by, the Offer or the Merger and (ii) to satisfy the Georgia Business Combination Statute Condition and the Georgia Fair Price Statute Condition by adopting a resolution approving the Offer and the Merger for purposes of the Georgia Business Combination Statute and the Georgia Fair Price Statute. To date, the Healthdyne Board has refused to take any such action.

    ACCORDINGLY, ALL OF THE NOMINEES ARE COMMITTED TO CONDUCTING A PROMPT AUCTION OF HEALTHDYNE AND TAKING ALL SUCH ACTIONS NECESSARY OR APPROPRIATE (SUBJECT TO ANY FIDUCIARY DUTIES THEY WOULD HAVE AS DIRECTORS), INCLUDING THE ACTIONS SPECIFIED ABOVE, TO APPROVE AND EFFECTUATE THE CONSUMMATION OF THE OFFER AND THE MERGER OR ANY SUPERIOR HEALTHDYNE SALE.

                            SOLICITATION OF PROXIES

    Proxies may be solicited by mail, advertisement, telephone or telecopier or in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of Invacare, none of whom will receive additional compensation for such solicitations. Invacare will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the Shares they hold of record. Invacare will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to such beneficial owners.

    Invacare has retained MacKenzie Partners for solicitation and advisory services in connection with the solicitation, for which MacKenzie Partners is to receive a fee of not more than $150,000, together with reimbursement for its reasonable out-of-pocket expenses. Invacare has also agreed to indemnify MacKenzie Partners against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. MacKenzie Partners will solicit proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that MacKenzie will employ approximately 40 persons to solicit shareholders for the Annual Meeting. MacKenzie Partners is also acting as Information Agent in connection with the Offer, for which MacKenzie Partners will be paid customary compensation in addition to reimbursement of reasonable out-of-pocket expenses.

    Salomon Brothers Inc ("Salomon Brothers") is acting as dealer manager in connection with the Offer and serving as financial advisor to Invacare and I.H.H. in connection with the proposed acquisition of Healthdyne. To date, Invacare has paid Salomon Brothers a fee of $350,000. Upon the acquisition by Invacare, I.H.H. or another subsidiary of Invacare of Healthdyne, or all or a significant portion of the assets of Healthdyne or more than 10% of the equity securities of Healthdyne, Invacare has agreed to pay Salomon Brothers an additional fee of $1,650,000, less the amount of the acquisition fee payable by Invacare to The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") described below. Invacare and I.H.H. will also reimburse Salomon Brothers for reasonable out-of-pocket expenses, including reasonable attorneys' fees and expenses, and have also agreed to indemnify Salomon Brothers against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. In connection with Salomon Brothers' engagement as financial advisor, Invacare anticipates that employees of Salomon Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are Healthdyne shareholders for the purpose of assisting in the solicitation of proxies for the Annual Meeting. Salomon Brothers will not receive any additional fee for or in connection with such activities apart from the fees which it is otherwise entitled to receive as described above.

    In addition, Invacare has retained Robinson-Humphrey, an Atlanta, Georgia investment banking firm, to provide advice in connection with the Offer. To date, Invacare has paid Robinson-Humphrey a fee of $100,000. Upon the acquisition of Healthdyne, Invacare has agreed to pay Robinson-Humphrey an additional fee of $200,000. Invacare will also reimburse Robinson-Humphrey for reasonable expenses (including attorneys' fees and expenses) in an amount not to exceed $15,000, and has also agreed to indemnify Robinson-Humphrey against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    The entire expense of soliciting proxies for the Annual Meeting will be borne by Invacare. Costs incidental to these solicitations of proxies include expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising and related expenses. Although no precise estimate can be made at the present time, it is currently estimated that the aggregate amount to be spent by Invacare in connection with the solicitation of proxies (excluding, in any case, (i) the salaries and fees of directors, Nominees, officers and employees, (ii) the costs that have been or may be incurred in connection with the Defensive Tactics Litigation and (iii) the expenses that have been and may be incurred in connection with the Offer and related transactions) will be approximately $600,000 (including the fees of MacKenzie Partners described above), of which approximately $250,000 has been incurred to date. Invacare will not seek reimbursement for such expenses from Healthdyne.

                               OTHER INFORMATION

    I.H.H., a Delaware corporation and a wholly owned subsidiary of Invacare, was organized in connection with the proposed acquisition of Healthdyne and has not carried on any unrelated activities to date other than those incident to its formation.

    Invacare is the leading home medical equipment manufacturer in the world based upon its distribution channels, the breadth of its product line and sales. Invacare designs, manufactures and distributes an extensive line of medical equipment for the home health care and extended care markets. Invacare continuously revises and expands its product lines to meet changing market demands. Its products are sold principally to over 10,000 home health care and medical equipment provider locations throughout the world. Products are sold through its world-wide distribution network by its sales force, telemarketing employees and various organizations of independent manufacturer's representatives. Invacare also uses its extensive distribution network to distribute medical equipment and related supplies manufactured by others.

    Certain information about the directors and executive officers of Invacare and certain employees and other representatives of Invacare and I.H.H. who may also assist MacKenzie Partners in soliciting proxies is set forth in the attached Schedule I. Schedule II sets forth certain information relating to Shares owned by Invacare, such individuals and the Nominees and certain other information regarding such persons.

    Information regarding Shares held by certain beneficial owners, directors, nominees and executive officers of Healthdyne is contained in the Healthdyne Proxy Statement and is incorporated herein by reference.

    Information concerning the date by which proposals of security holders intended to be presented at the Healthdyne's 1998 Annual Meeting of Shareholders must be received by Healthdyne for inclusion in Healthdyne's proxy statement and form of proxy for that meeting is contained in the Healthdyne Proxy Statement and is incorporated herein by reference.

    The information concerning Healthdyne and such other persons contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information. To date, Invacare has not had access to the books and records of Healthdyne. Invacare assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, Healthdyne's public filings.

            PLEASE INDICATE YOUR SUPPORT OF THE NOMINEES AND THE PROPOSALS BY COMPLETING, SIGNING AND DATING THE ENCLOSED GOLD ANNUAL MEETING PROXY CARD AND RETURNING IT PROMPTLY TO INVACARE, C/O MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010, IN THE ENCLOSED ENVELOPE, OR BY FAX TO (212) 929-0308. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

                                          INVACARE CORPORATION
June 27, 1997

                                   SCHEDULE I

             INFORMATION CONCERNING CERTAIN DIRECTORS AND EXECUTIVE
           OFFICERS, AND CERTAIN EMPLOYEES AND OTHER REPRESENTATIVES
                             OF INVACARE AND I.H.H.

    The following tables set forth the name and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (1) certain directors and executive officers of Invacare and I.H.H. and (2) certain employees and other representatives of Invacare who in each case may assist MacKenzie Partners in soliciting proxies from Healthdyne shareholders. The principal business address of each director, executive officer, employee or representative of Invacare, and each director or executive officer of I.H.H., named below is 899 Cleveland Street, Elyria, Ohio 44035.

            DIRECTORS AND EXECUTIVE OFFICERS OF INVACARE AND I.H.H.

NAME AND PRINCIPAL                                                        PRESENT OFFICE OR OTHER
BUSINESS ADDRESS                                                     PRINCIPAL OCCUPATION OR EMPLOYMENT
--------------------------------------------------------  --------------------------------------------------------
A. Malachi Mixon, III...................................  Chairman, Chief Executive Officer and Director of
                                                          Invacare
Gerald B. Blouch........................................  President, Chief Operating Officer and Director of
                                                          Invacare; Vice President, Secretary and Assistant
                                                          Treasurer of I.H.H.
Thomas R. Miklich.......................................  Chief Financial Officer, Secretary, General Counsel and
                                                          Treasurer of Invacare; Director, President, Treasurer
                                                          and Assistant Secretary of I.H.H.
Joseph B. Richey, II....................................  Senior Vice President -- Total Quality Management and
                                                          Director of Invacare; President -- Invacare Technologies
Donald P. Andersen......................................  Group Vice President -- Respiratory Products of Invacare
Louis F.J. Slangen......................................  Senior Vice President -- Sales & Marketing of Invacare

                       OTHER REPRESENTATIVES OF INVACARE
               WHO MAY ALSO ASSIST IN THE SOLICITATION OF PROXIES

    Although Salomon Brothers does not admit that it or any of its directors, officers, employees or affiliates is a "participant", as defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning them, the following employees of Salomon Brothers may assist MacKenzie Partners in soliciting proxies from Healthdyne shareholders. The principal business address of each Salomon Brothers employee named below is Salomon Brothers Inc, Seven World Trade Center, New York, NY 10048.

NAME AND PRINCIPAL                                                        PRESENT OFFICE OR OTHER
BUSINESS ADDRESS                                                     PRINCIPAL OCCUPATION OR EMPLOYMENT
--------------------------------------------------------  --------------------------------------------------------
Scott Wilson............................................  Managing Director--Investment Banking Group
Wilder Fulford..........................................  Managing Director--Investment Banking Group
John Fowler.............................................  Managing Director--Investment Banking Group
John Chambers...........................................  Director--Investment Banking Group
Sarah Barnes............................................  Vice President--Investment Banking Group

                                  SCHEDULE II

                   SHARES HELD BY INVACARE, ITS DIRECTORS AND
                EXECUTIVE OFFICERS, CERTAIN EMPLOYEES AND OTHER
                  REPRESENTATIVES OF INVACARE AND ITS NOMINEES
              AND CERTAIN OTHER INFORMATION REGARDING SUCH PERSONS

    Invacare beneficially owns an aggregate of 600,000 Shares, of which 100 are held of record in its own name, 100 are held of record in the name of I.H.H. (which shares were contributed by the Parent on January 2, 1997 in exchange for 100 shares of common stock, par value $.01 per share, of I.H.H.), and the remainder are held of record in the name of Cede & Co. Such Shares were purchased by Invacare for cash in open market transactions as follows:

                                                                                    PRICE PER
DATE                                                          NUMBER OF SHARES        SHARE
---------                                                    -------------------  --------------
  9/12/96  ................................................               15,000    $   8.2500
  9/12/96  ................................................               10,000        8.3125
  9/13/96  ................................................               35,000        8.2500
  9/16/93  ................................................               50,000        8.6250
  9/24/96  ................................................               40,000        8.2500
  9/30/96  ................................................               50,000        8.5000
  10/3/96  ................................................               15,000        7.8750
  10/7/96  ................................................               10,000        8.0000
  10/8/96  ................................................               60,000        8.0000
 10/22/96  ................................................               25,000        9.1250
 10/23/96  ................................................               65,000        9.2500
 10/24/96  ................................................               10,000        9.1250
 10/30/96  ................................................               70,000        9.1250
  11/1/96  ................................................               10,000        9.0000
  11/4/96  ................................................               10,000        9.1250
 11/11/96  ................................................               32,000        9.0781
 11/20/96  ................................................               10,000        9.1250
  12/9/96  ................................................               13,000        8.8750
 12/11/96  ................................................               31,000        9.1450
 12/13/96  ................................................               16,000        9.2500
 12/16/96  ................................................               20,000        9.2500
 12/16/96  ................................................                3,000        9.1250
                                                                         -------
                                                                  TOTAL: 600,000

    Gerald B. Blouch, Thomas R. Miklich and Joseph B. Richey, II have agreed to serve as the proxies on the GOLD Annual Meeting proxy card.

    Except as disclosed in this Schedule, none of Invacare, any of its directors or executive officers, I.H.H., any of its directors or executive officers, the employees or other representatives of Invacare named in Schedule I or the Nominees owns any securities of Healthdyne or any subsidiary of Healthdyne, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Schedule, to the best knowledge of Invacare, its directors and executive officers, the employees and other representatives of Invacare named in Schedule I and the Nominees, none of their associates beneficially owns, directly or indirectly, any securities of Healthdyne.

    Salomon Brothers engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the ordinary course of its business, Salomon Brothers maintains customary arrangements and effects transactions in the securities of Healthdyne for the accounts of its customers. As a result of its engagement by Invacare, Salomon Brothers restricted its proprietary trading in the securities of Healthdyne (although it may still execute trades for customers on an unsolicited agency basis). As of June 25, 1997, Salomon Brothers neither beneficially owned any Shares nor owned of record any Shares for customer accounts. Salomon Brothers neither bought nor sold any securities of the Company for its own account over the last two years.

    Other than as disclosed in this Schedule and in the Proxy Statement, to the knowledge of Invacare, none of Invacare, any of its directors or executive officers, I.H.H., any of its directors or executive officers, the employees or other representatives of Invacare named in Schedule I or the Nominees has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. None of the Nominees owns any Shares. As a group, the Nominees own in the aggregate less than 1/2% of the total number of shares of Invacare common stock outstanding as of June 27, 1997. From time to time, the law firm of Mansour, Gavin, Gerlack & Manos Co., L.P.A., of which Mr. Mansour is a partner, has provided legal services to Invacare and its affiliates and is expected to do so in the future.

    Other than as disclosed in this Schedule and in the Proxy Statement, to the knowledge of Invacare, none of Invacare, any of its directors or executive officers, I.H.H., any of its directors or executive officers, the employees or other representatives of Invacare named in Schedule I or the Nominees is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any class of securities of Healthdyne, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

    Other than as set forth in this Schedule and except for the Offer, to the knowledge of Invacare, none of Invacare, any of its directors or executive officers, I.H.H., any of its directors or executive officers, the employees or other representatives of Invacare named in Schedule I or the Nominees or any of their associates have had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Invacare's last fiscal year or any currently proposed transactions, or series of similar transactions, to which Healthdyne or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

    Upon the filing by Invacare with the Commission of a definitive proxy statement with respect to the election of the Nominees to the Board of Directors of Healthdyne, Invacare has agreed to pay each Nominee a fee in the amount of $10,000. Invacare has also agreed to indemnify each of the Nominees against any expenses (including legal fees) and liabilities arising out of participation in the proxy solicitation.

    According to Healthdyne's public filings with the Commission, if elected as directors of Healthdyne, each Nominee would receive from Healthdyne a director's fee of $3,000 per quarter, plus $1,000 for each Board meeting and $750 for each committee meeting attended, and would be reimbursed for any travel expense incurred. Invacare also believes that, if elected, the Nominees would be indemnified by Healthdyne to the extent indemnification is provided in Healthdyne's Articles of Incorporation and By-Laws. Invacare disclaims any responsibility for the accuracy of the foregoing information, which has been extracted from Healthdyne's public filings.

    Other than as set forth in this Schedule and in the Proxy Statement, to the knowledge of Invacare, none of Invacare, any of its directors or executive officers, I.H.H., any of its directors or executive officers, the employees or other representatives of Invacare named in Schedule I or the Nominees, or any of their associates, have any arrangements or understandings with any person or persons with respect to any future employment by Healthdyne or its affiliates or with respect to any future transactions to which Healthdyne or any of its affiliates will or may be a party.

    To the knowledge of Invacare: no occupation or employment was carried on by any of the Nominees with Healthdyne or any corporation or organization which is or was a subsidiary or other affiliate of Healthdyne during the past five years and none of the Nominees have ever served on the Healthdyne Board; there are no material proceedings in which any of the Nominees or any of their associates is a party adverse to Healthdyne or any of its subsidiaries, or proceedings in which such Nominees or associates have a material interest adverse to Healthdyne or any of its subsidiaries; each of the Nominees is a citizen of the United States; and within the past ten years, none of Invacare, any of its directors or executive officers, I.H.H., any of its directors or executive officers, the employees or other representatives of Invacare named in Schedule I or the Nominees has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

                                  SCHEDULE III
    SPECIFIC LANGUAGE OF BY-LAW AMENDMENTS TO BE EFFECTED BY ADOPTION OF THE
         PROPOSALS AT HEALTHDYNE'S 1997 ANNUAL MEETING OF SHAREHOLDERS

    The following is the specific language of the resolutions which Invacare intends to propose for shareholder adoption at the Annual Meeting:

NUMBER OF DIRECTORS PROPOSAL

RESOLVED:                That the By-Laws of the Corporation be and they hereby are amended, effective at the time this resolution is approved by the
                         shareholders, by (i) amending the first sentence of Article II,
                         Section 2 of the By-Laws to read in its entirety as follows:

                                 The size of the Board of Directors of the Corporation shall be fixed from time to time by the Board of Directors and
                                 shall consist of not less than (3) nor more than seven (7)
                                 natural persons of the age of eighteen years or over,
                                 except that if all of the shares of the Corporation are
                                 owned beneficially and of record by less than three (3)
                                 shareholders, the number of directors may be less than
                                 three (3) but not less than the number of shareholders.

                         and (ii) adding the following after the last sentence of Article
                         II, Section 2 of the By-Laws:

                                 The Board of Directors may not alter, amend or repeal this
                                 Section or adopt any new By-Law provision which is
                                 inconsistent in any manner with this Section.

DEAD-HAND ELIMINATION PROPOSAL

RESOLVED:                That the By-Laws of the Corporation be and they hereby are amended, effective at the time this resolution is approved by the
                         shareholders, by adding the following after the last sentence of
                         Article II, Section 1 of the By-Laws:

                                 Notwithstanding the foregoing, or any other provision of
                                 these By-Laws or the Articles of Incorporation to the
                                 contrary, the Board of Directors shall not have the power
                                 or authority to take any action, or omit to take any
                                 action, the effect of which action or omission would be to impose, or permit to continue or be imposed, any limitation
                                 (directly or indirectly, and including any such limitation imposed by means of a requirement for concurrence or other action by any particular Director or particular type of
                                 Director), resulting from or becoming operative in light
                                 of, in whole or in part, a change in the composition of the
                                 Board of Directors (whether or not under specified
                                 circumstances), on the exercise by any future Board of
                                 Directors of any power or authority that it would otherwise have, including any such limitation on the ability of a
                                 Board of Directors to redeem or amend any shareholder
                                 rights plan of the Corporation which limitation results
                                 from or becomes operative in light of, in whole or in part, a change in the composition of the Board of Directors
                                 (whether or not under specified circumstances). The Board
                                 of Directors will be in violation of these By-Laws if it
                                 fails to immediately following adoption of these provisions take all necessary action (prior to the consideration of
                                 the election of directors at the annual meeting of
                                 shareholders of the Corporation at which these provisions
                                 were adopted) to amend any shareholder rights plan of the
                                 Corporation to remove all such limitations, including
                                 without limitation the Rights Agreement, dated as of May
                                 22, 1995 between the Corporation and SunTrust Bank, Atlanta
                                 (formerly Trust Company Bank), as amended. The Board of
                                 Directors may not alter, amend or repeal this Section or
                                 adopt any new By-Law provision which is inconsistent in any manner with this Section.

BY-LAWS REPEAL PROPOSAL

RESOLVED:                That each and every provision of the By-Laws of the Corporation or amendment thereto adopted on or after June 30, 1996 and prior to the date of the effectiveness of this resolution, including without limitation Section 7 of Article I but excluding those amendments expressly set forth in the Current Report on Form 8-K filed by the
                         Corporation with the Securities and Exchange Commission on January
                         24, 1996 and those provisions which were duly approved by the shareholders of the Corporation, be and hereby is repealed, effective at the time this resolution is adopted by the
                         shareholders, and that the Board of Directors may not, without the approval of the shareholders, alter or amend the By-Laws in any manner which serves to reinstate any By-Law provision repealed by this resolution or any similar By-Law provision or provisions.

FURTHER RESOLVED:        That the By-Laws of the Corporation be and they hereby are amended, effective at the time this resolution is approved by the
                         shareholders, by adding the following new provision as Article X of the By-Laws:

                                                      ARTICLE X

                                 The Board of Directors may not, without the approval of the shareholders of the Corporation, (a) adopt, alter, amend or repeal any By-Law which relates to a special meeting of the shareholders, (b) alter, amend or repeal this Article X, or
                                 (c) adopt, alter, amend or repeal any other By-Law of the
                                 Corporation if such action would have the effect of
                                 reinstating any By-Law repealed by the shareholders of the
                                 Corporation at the 1997 Annual Meeting of the Shareholders
                                 or any similar By-Law.

SPECIAL MEETING PROPOSAL

RESOLVED:                That the By-Laws of the Corporation be and they hereby are amended, effective at the time this resolution is approved by the
                         shareholders, by (i) deleting the second, third and fourth sentences of Article I, Section 2 of the By-Laws and inserting in lieu thereof the following:
                                 The Corporation shall call and hold a special meeting of
                                 shareholders upon the written demand (the "Demand") of the beneficial owners (the provisions of Section 3 of Article
                                 IV of these By-Laws notwithstanding) and/or record holders of at least ten percent (10%) of the outstanding Common
                                 Stock. Any meeting to be held pursuant to a Demand (a
                                 "Demand Meeting") shall be held only at such time and place as is stated in the Demand; provided, that the time of the meeting specified in the Demand shall in no event be less
                                 than forty-five (45) calendar days from the date the Demand is delivered to the Corporation. Notwithstanding the
                                 provisions of Section 4 of Article IV of the By-Laws, the
                                 record date for the purposes of determining the
                                 shareholders who may validly make a Demand shall be the
                                 date as of which the first shareholder executes such Demand and the record date for the Demand Meeting shall be the
                                 record date specified in the Demand, provided, that the
                                 record date for the Demand Meeting shall in no event be
                                 less than 10 days after the date such Demand is delivered
                                 to the Corporation and shall otherwise be in compliance
                                 with the Georgia Business Corporation Code (without
                                 reference to any other provision of these By-Laws or the
                                 Articles of Incorporation). The only business to be
                                 conducted at any Demand Meeting shall be the business set
                                 forth in the Demand. Any Demand which on its face appears
                                 to have been validly made by record holders, or by
                                 beneficial owners providing documentation which on its face establishes their beneficial ownership (including a
                                 certificate of their record holder nominee), shall be
                                 accepted and not challenged by the Corporation unless the
                                 Board of Directors determines by written resolution that
                                 there is an affirmative reasonable basis on which such
                                 validity should be questioned. The Corporation shall use
                                 its best efforts to resolve any disputes regarding Demand
                                 Meetings as expeditiously as possible.
                                 Written notice of each meeting of shareholders, stating the time and place of the meeting, and the purpose of any
                                 special meeting, shall be mailed to each shareholder
                                 entitled to vote at or to notice of such meeting at his
                                 address shown on the books of the Corporation (i) in the
                                 case of a Demand Meeting, at the earliest possible time
                                 following the record date for such Demand Meeting
                                 consistent with the requirements of the Georgia Business
                                 Corporation Code, and (ii) in the case of any other
                                 meeting, not less than ten (10) nor more than fifty (50)
                                 days prior to such meeting, unless such shareholder waives notice of the meeting.
                         and (ii) adding the following sentence after the last sentence of
                         Article I, Section 2 of the By-Laws:
                                 The Board of Directors may not alter, amend or repeal this
                                 Section or adopt any new By-Law provision which is
                                 inconsistent in any manner with this Section.

                                   IMPORTANT

    Your proxy is important. No matter how many or few Shares you own, please give Invacare your proxy FOR the election of its Nominees and Proposals by:

    SIGNING the enclosed GOLD Annual Meeting proxy card,

    DATING the enclosed GOLD Annual Meeting proxy card and

    MAILING the enclosed GOLD Annual Meeting proxy card TODAY in the envelope provided (no postage is required if mailed in the United States) OR FAXING BOTH SIDES of the enclosed GOLD Annual Meeting proxy card TODAY to the number provided below.

    If you have already submitted a proxy to Healthdyne for the Annual Meeting, you may change your vote to a vote FOR the election of Invacare's Nominees and vote FOR its Proposals by signing, dating and returning the enclosed GOLD proxy card for the Annual Meeting, which must be dated after any proxy you may have submitted to Healthdyne. Only your latest dated proxy for the Annual Meeting will count at such meeting.

    If you have any questions or require any additional information concerning this Proxy Statement or the proposal by Invacare to acquire Healthdyne, please contact MacKenzie Partners, Inc. at the address set forth below. IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, YOU SHOULD CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE THE GOLD ANNUAL MEETING PROXY CARD AS SOON AS POSSIBLE.

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                         CALL TOLL FREE (800) 322-2885
                            FACSIMILE (212) 929-0308

GOLD PROXY              HEALTHDYNE TECHNOLOGIES, INC.
                         ANNUAL MEETING OF SHAREHOLDERS

                THIS PROXY IS SOLICITED BY INVACARE CORPORATION

    The undersigned shareholder of Healthdyne Technologies, Inc. hereby appoints Gerald B. Blouch, Thomas R. Miklich and Joseph B. Richey, II and each of them with full power of substitution, for and in the name of the undersigned, to represent and to vote, as designated below, all shares of Common Stock, par value $0.01 per share, of Healthdyne Technologies, Inc. that the undersigned is entitled to vote if personally present at the 1997 Annual Meeting of Shareholders of Healthdyne Technologies, Inc., to be held at 1350 Parkway Place, Suite 320, Marietta, Georgia 30067, at 10:30 a.m. local time, on Wednesday, July 30, 1997, and including at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

INVACARE CORPORATION WILL PROPOSE AND RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4
                                     AND 5.

(Please mark each proposal with an "X" in the appropriate box)
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1.         ELECTION OF DIRECTORS:
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           Election of Nicholas J. DiCicco, Jr., Donald F. Hastings,
           Jack Kahl, Jr., Ernest Peter Mansour, Jon H. Outcalt, James Allen Rutherford and Bill R. Sanford as Directors whose terms expire in 1998.
           / /  FOR ALL NOMINEES EXCEPT AS MARKED BELOW
           / /  WITHHOLD AUTHORITY FOR ALL NOMINEES
           (INSTRUCTION: To withhold authority to vote for one or more nominees, mark FOR above and print the name(s) of the person(s) with respect to whom you wish to withhold authority to vote in the space provided below):

2. AMEND HEALTHDYNE TECHNOLOGIES, INC.'S BY-LAWS TO SET THE MAXIMUM NUMBER OF DIRECTORS AT SEVEN:
                          / /  FOR                      / /  AGAINST
                                         / /  ABSTAIN
           AMEND HEALTHDYNE TECHNOLOGIES, INC.'S BY-LAWS TO PROVIDE THAT
3. HEALTHDYNE'S BOARD OF DIRECTORS HAS NO AUTHORITY TO IMPOSE OR PERMIT TO EXIST "DEAD-HAND PILL" AND SIMILAR LIMITATIONS ON FUTURE BOARDS OF DIRECTORS, AND TO PROVIDE THAT THE FAILURE BY THE INCUMBENT BOARD TO REMOVE ALL SUCH LIMITATIONS PRIOR TO THE ELECTION OF DIRECTORS AT THE 1997 ANNUAL MEETING WILL BE A VIOLATION OF THE BY-LAWS:
                          / /  FOR                      / /  AGAINST
                                         / /  ABSTAIN
4.         REPEAL CERTAIN PROVISIONS OF HEALTHDYNE TECHNOLOGIES, INC.'S
           BY-LAWS:
                          / /  FOR                      / /  AGAINST
                                         / /  ABSTAIN
           AMEND HEALTHDYNE TECHNOLOGIES, INC.'S BY-LAWS TO GIVE THE
5. HOLDERS OF 10% OF THE OUTSTANDING SHARES OF HEALTHDYNE TECHNOLOGIES, INC.'S COMMON STOCK THE RIGHT TO DEMAND A SPECIAL MEETING AND TO PROVIDE CERTAIN PROCEDURAL REQUIREMENTS FOR SPECIAL MEETINGS:
                          / /  FOR                      / /  AGAINST
                                         / /  ABSTAIN

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                                                       (CONTINUED ON OTHER SIDE)
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           IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON
6.         SUCH OTHER BUSINESS, IF ANY, AS MAY PROPERLY COME BEFORE THE
           MEETING OR ANY ADJOURNMENT THEREOF, IF SUCH OTHER BUSINESS
           ADVERSELY AFFECTS INVACARE CORPORATION.

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    This Proxy, when properly executed, will be voted in the manner marked herein by the undersigned shareholder. IF NO MARKING IS MADE, THIS PROXY WILL BE DEEMED TO BE A DIRECTION TO VOTE FOR PROPOSALS 1, 2, 3, 4 AND 5.

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                                                                          Please date and sign this proxy exactly as your
                                                                          name appears hereon.

                                                                          ---------------------------------------------------
                                                                                              (Signature)

                                                                          ---------------------------------------------------
                                                                                     (Signature, if held jointly)

                                                                          ---------------------------------------------------
                                                                                                (Title)
                                                                          Dated:              , 1997

                                                                          When shares are held by joint tenants, both should
                                                                          sign. When signing as attorney-in-fact, executor,
                                                                          administrator, trustee, guardian, corporate officer
                                                                          or partner, please give full title as such. If a
                                                                          corporation, please sign in corporate name by
                                                                          President or other authorized officer. If a
                                                                          partnership, please sign in partnership name by
                                                                          authorized person.
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IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                                    ENVELOPE

  IF YOU NEED ASSISTANCE, PLEASE CALL MACKENZIE PARTNERS, INC. TOLL-FREE (800)
                                    322-2885